                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        Pharmaceutical Resources, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                        PHARMACEUTICAL RESOURCES, INC.

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE 26, 1998

To the Shareholders:

  The 1998 Annual Meeting of Shareholders of Pharmaceutical Resources, Inc. (the "Company") will be held on June 26, 1998, at Holiday Inn-Suffern, 3 Executive Boulevard, Suffern, New York at 10:00 a.m., local time, for the following purposes:

    I. To elect seven members of the Company's Board of Directors;

    II. To approve the sale of 10,400,000 shares of the Company's Common Stock to Lipha Americas, Inc. at a price of $2.00 per share and the grant and issuance of stock options to Merck KGaA, Darmstadt, Germany, and Genpharm Inc. to purchase an aggregate of 1,171,040 shares of the Company's Common Stock at an exercise price of $2.00 per share, as further described in the accompanying Proxy Statement;

    III. To approve an amendment to the Company's Certificate of Incorporation to increase the authorized number of shares of Common Stock from 60,000,000 to 90,000,000;

    IV. To approve and adopt the Company's 1997 Directors Stock Option Plan;
  and

    V. To transact such other business as may properly come before the meeting and any adjournment(s) thereof.

  The Board of Directors has fixed the close of business on April 30, 1998 as the record date for the determination of shareholders entitled to notice of, and to vote at, the 1998 Annual Meeting of Shareholders (the "Meeting"). Only shareholders of record at the close of business on such date will be entitled to notice of, and to vote at, the Meeting and any adjournment(s) thereof.

                                          By Order of the Board of Directors

                                          Dennis J. O'Connor
                                          Secretary

May 5, 1998

 YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE POSTAGE PREPAID ENVELOPE WHICH HAS BEEN PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. THE PROXY MAY BE REVOKED BY YOU AT ANY TIME PRIOR TO EXERCISE, AND IF YOU ARE PRESENT AT THE MEETING YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT THAT TIME AND EXERCISE YOUR RIGHT TO VOTE YOUR SHARES PERSONALLY.

                                PROXY STATEMENT

                        PHARMACEUTICAL RESOURCES, INC.

                              ONE RAM RIDGE ROAD
                         SPRING VALLEY, NEW YORK 10977

                        ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE 26, 1998

                              GENERAL INFORMATION

  This Proxy Statement is being furnished to shareholders of Pharmaceutical Resources, Inc. (the "Company"), a New Jersey corporation, in connection with the solicitation by the Company's Board of Directors (the "Board") of proxies to be voted at the 1998 Annual Meeting of Shareholders (the "Meeting"), and at any adjournment(s) thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The Meeting is to be held on June 26, 1998, at Holiday Inn-Suffern, 3 Executive Boulevard, Suffern, New York at 10:00 a.m., local time.

  The principal executive offices of the Company are located at One Ram Ridge Road, Spring Valley, New York 10977, and its telephone number is (914) 425-7100. The accompanying proxy card and this Proxy Statement are being transmitted to shareholders of the Company on or about May 8, 1998.

RECENT DEVELOPMENTS

  The Company has recently agreed to enter into a strategic alliance with Merck KGaA, Darmstadt, Germany, a Kommanditgesellschaft auf Aktien organized under the laws of Germany ("Merck KGaA"). Merck KGaA is a multi-national pharmaceutical, laboratory and chemical company and is not affiliated with Merck & Co., Inc., Whitehouse Station, New Jersey. Pursuant to a Stock Purchase Agreement, dated March 25, 1998 (the "Stock Purchase Agreement"), between the Company and Lipha Americas, Inc., a Delaware corporation and a subsidiary of Merck ("Lipha"), the Company agreed to sell 10,400,000 shares of the Company's common stock, par value $.01 per share ("Common Stock"), to Lipha at $2.00 per share. Also, the Company agreed to issue options to purchase up to an aggregate of 1,171,040 shares of Common Stock at an exercise price of $2.00 per share to Merck KGaA and Genpharm Inc., a Canadian corporation and a subsidiary of Merck KGaA ("Genpharm"), in exchange for certain services to be provided to the Company. In connection with the Stock Purchase Agreement, the Company also obtained from Genpharm exclusive distribution rights in the United States for approximately 40 generic pharmaceutical products currently being developed, some of which have obtained governmental approval and others of which have been or will be submitted for approval. Such transactions are referred to in this Proxy Statement as the "Proposed Transaction." The completion of the transactions contemplated by the Stock Purchase Agreement is subject to certain conditions, including approval by the Company's shareholders at the Meeting of Proposals I, II and III as further described in this Proxy Statement. These three Proposals relate to the transactions contemplated by the Stock Purchase Agreement and certain related agreements. Shareholders are urged to carefully review the description of the transactions contemplated by the Stock Purchase Agreement in this Proxy Statement under Proposals I, II and III below. The Board unanimously recommends that the Company's shareholders vote in favor of such Proposals.

SOLICITATION AND REVOCATION

  The accompanying proxy card is being solicited by and on behalf of the Board. The solicitation of proxies will be made principally by mail and, in addition, may be made by directors, officers and employees of the Company personally, or by telephone or telegraph, without extra compensation. The Company has also retained Georgeson & Company Inc. to assist it in the solicitation of proxies. Brokers, nominees and fiduciaries will be reimbursed for their out-of-pocket and clerical expenses in transmitting proxies and related material to beneficial owners. The costs of soliciting proxies will be borne by the Company. It is estimated that such costs will be approximately $8,000.

  The presence at the Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock will constitute a quorum. The accompanying proxy card is intended to permit a shareholder of record on April 30, 1998 to vote at the Meeting on the Proposals described in this Proxy Statement, whether or not the shareholder attends the Meeting in person. Persons who acquire shares of record after the close of business on April 30, 1998 will not be entitled to vote such shares at the Meeting by proxy or by voting at the Meeting in person unless properly authorized by the record holder of such shares as of such date.

  The persons named in the accompanying proxy card have been designated as proxies by the Board. Shares represented by properly executed proxies received by the Company will be voted at the Meeting in the manner specified therein or, if no specification is made, will be voted (i) "FOR" the election of the seven nominees for director named herein, (ii) "FOR" the sale of 10,400,000 shares of the Common Stock to Lipha at a price of $2.00 per share and the grant and issuance of stock options to Merck KGaA and Genpharm to purchase an aggregate of 1,171,040 shares of Common Stock at an exercise price of $2.00 per share, as further described in this Proxy Statement, (iii) "FOR" the approval of an amendment to the Company's Certificate of Incorporation to increase the authorized number of shares of Common Stock from 60,000,000 to 90,000,000, (iv) "FOR" the approval and adoption of the 1997 Directors Stock Option Plan, and (v) at the discretion of the proxy holders in respect of such other business, if any, as may properly be brought before the Meeting.

  Directors will be elected by a plurality of the votes cast, approval of Proposals II and III will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock and approval of any other proposal (including Proposal IV) at the Meeting will, subject to applicable law, require the affirmative vote of a majority of the votes cast in person or by proxy at the Meeting. Abstentions and shares of record held by a broker or nominee ("Broker Shares") that are voted on any matter will be included in determining the existence of a quorum. Broker Shares that are not voted on any matter will not be included in determining the existence of a quorum. Abstentions and Broker Shares that are not voted in respect of Proposals I and/or IV will not be counted in determining the votes cast in respect of the respective Proposal. Thus, neither abstentions nor non-voted Broker Shares will have an effect on the outcome of the election of the seven nominees for directors, which requires only that a plurality of the votes cast be in favor of each nominee, or the adoption of the 1997 Directors Stock Option Plan, which requires only the affirmative vote of a majority of the votes cast in person or by proxy at the Meeting. However, abstentions and non-voted Broker Shares will have the effect of a vote against approval of Proposals II and III, each of which requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock.

  Any proxy conferred by a shareholder pursuant to this solicitation may be revoked by such shareholder at any time before it is exercised by written notification delivered to the Secretary of the Company, by voting in person at the Meeting, or by duly executing and delivering another proxy bearing a later date. Attendance by a shareholder at the Meeting does not alone serve to revoke the proxy.

                 VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

OUTSTANDING SHARES

  The Board has fixed the close of business on April 30, 1998 as the record date (the "Record Date") for the determination of shareholders of the Company who are entitled to receive notice of, and to vote at, the Meeting. An aggregate of 18,890,153 shares of Common Stock were outstanding at the close of business on the Record Date. Each share of Common Stock outstanding on the Record Date is entitled to one vote on each matter to be voted upon at the Meeting. The Company has no other class of voting securities entitled to vote at the Meeting, and the Company's shareholders do not have cumulative voting rights.

OWNERSHIP OF VOTING SECURITIES

  The following table sets forth, as of the close of business on the Record Date, the beneficial ownership of the Common Stock by (i) each person known (based solely upon a review of Schedule 13Ds) to the Company to be the beneficial owner of more than 5% of the Common Stock, (ii) each current director and nominee for election as a director of the Company, (iii) the Named Executives, as defined in the "--Executive Compensation" section of this Proxy Statement, and (iv) all directors and current executive officers of the Company, as a group (based solely in respect of clauses (ii), (iii) and (iv) upon information furnished by such persons). Under the rules of the Securities and Exchange Commission, a person is deemed to be a beneficial owner of an equity security if such person has or shares the power to vote or direct the voting of such security or the power to dispose of or to direct the disposition of such security. In general, a person is also deemed to be a beneficial owner of any equity securities of which that person has the right to acquire beneficial ownership within 60 days. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities.

                                 WITHOUT GIVING EFFECT
                                    TO THE PROPOSED     IF PROPOSED TRANSACTION
                                      TRANSACTION             IS APPROVED
                                ----------------------- ------------------------
                                AMOUNT OF PERCENTAGE OF AMOUNT OF
NAME AND ADDRESS OF BENEFICIAL   COMMON      COMMON       COMMON   PERCENTAGE OF
           OWNER(7)               STOCK       STOCK       STOCK    COMMON STOCK
------------------------------  --------- ------------- ---------- -------------
Merck KGaA(1).................    249,700      1.30     12,462,972     42.19
Clal Pharmaceutical Industries
 Ltd.(2)......................  2,313,272     12.25        500,000      1.71
Kenneth I. Sawyer(3)(4)(5)....    154,400         *        154,400         *
Melvin H. Van Woert,
 M.D.(3)(4)...................     71,650         *         71,650         *
Andrew Maguire, Ph.D.(3)(4)...     38,800         *         38,800         *
H. Spencer Matthews(3)(4).....     38,500         *         38,500         *
Mark Auerbach(3)(4)(5)........     49,500         *         49,500         *
Robin O. Motz, M.D.,
 Ph.D.(3)(4)..................     44,500         *         44,500         *
Dennis J. O'Connor(3).........      6,619         *          6,619         *
Stephen A. Ollendorff(5)......      2,975         *          2,975         *
Bernhard Scheuble(1)(5).......          0         *              0         *
Klaus H. Jander(5)............          0         *              0         *
Anthony S. Tabatznik(5)(6)....          0         *              0         *
J. Neil Tabatznik(5)..........          0         *              0         *
All directors and current ex-
 ecutive officers
 as a group (seven persons)
 (3)..........................    406,469      2.13        406,469      1.38

--------
*  Less than 1%.
(1) The business address of Merck KGaA is Frankfurter Strasse 250, 64271, Darmstadt, Germany. Includes 249,700 shares of Common Stock which may be acquired by Genpharm, a subsidiary of Merck KGaA, upon exercise of warrants exercisable on or prior to June 29, 1998. Warrants for 99,700 of such shares have an exercise price of $6.00 per share and warrants for 150,000 of such shares have an exercise price of $10.00 per share. Amount under "If Proposed Transaction is Approved" column also includes 10,400,000 shares of Common Stock, beneficial ownership of which is to be acquired by Lipha, a subsidiary of Merck KGaA, if the Proposed Transaction is consummated and 1,813,272 shares of Common Stock to be sold by Clal Pharmaceutical Industries Ltd. ("Clal") to Merck KGaA (or its designee) at the time of such consummation. Does not include an additional 1,171,040 shares which may be acquired upon exercise of options to be granted to Merck KGaA and Genpharm at the time of consummation of the Stock Purchase Agreement. Such options are not exercisable on or prior to June 29, 1998. See "Proposal II--Approval of Stock Sale and Option Issuance." Dr. Scheuble is Deputy Member of the Executive Board of Merck KGaA.
(2) The business address of Clal is Clal House, 5 Druyanov Street, Tel Aviv 63143, Israel. Amount under "If Proposed Transaction is Approved" column gives effect to sale of 1,813,272 shares of Common Stock by Clal to Merck KGaA at the time of consummation of the Stock Purchase Agreement. Includes 500,000 shares of Common Stock which, under certain circumstances, may be acquired by Merck KGaA after June 29, 1998. See "Proposal II--Approval of Stock Sale and Option Issuance."
(3) Includes 235,000 shares of Common Stock which may be acquired upon the exercise of options which are exercisable on or prior to June 29, 1998 under the Company's stock option plans as follows: Dr. Van Woert, 69,000 shares; Mr. Maguire, 36,000 shares; Mr. Matthews, 36,000 shares; Mr. Auerbach, 47,000 shares;

     Dr. Motz, 42,000 shares; and Mr. O'Connor, 5,000 shares. Does not reflect options covered by agreements of the current executive officers and directors of the Company in connection with the Proposed Transaction not to exercise such stock options for certain periods of time. See "Proposal II-- Approval of Stock Sale and Option Issuance." Does not include options to be granted to current directors under the 1997 Directors Stock Option Plan if Proposal IV is approved by the shareholders at the Meeting. See "Proposal IV--Approval and Adoption of 1997 Directors Stock Option Plan."
(4)  A current director of the Company.
(5) A nominee for election as a director of the Company. See "Proposal I-- Election of Directors."
(6) Does not include 501,400 shares of Common Stock held by a family trust, the corporate trustee of which has the power to direct the disposition and voting of such shares. Mr. Tabatznik disclaims beneficial ownership of the aforesaid shares of Common Stock.
(7) The business address of each director, Named Executive and nominee for election as a director of the Company, for the purposes hereof, is in care of Pharmaceutical Resources, Inc., One Ram Ridge Road, Spring
     Valley, New York 10977.

VOTING ARRANGEMENTS

  The Company and Clal entered into a Stock Purchase Agreement, dated March 25, 1995, as amended (the "Clal Stock Purchase Agreement"), pursuant to which Clal, on May 1, 1995, purchased 2,027,272 shares of Common Stock. Clal acquired 100,000 additional shares of Common Stock in June 1996 from Mr. Sawyer and acquired an additional 186,000 shares of Common Stock from the Company in July 1997 in connection with an amendment of the Clal Stock Purchase Agreement. Clal has certain rights under the Clal Stock Purchase Agreement to nominate a director to the Company's Board and committees thereof. See "Proposal I--Election of Directors--Certain Relationships and Related Transactions." Pursuant to an agreement among the Company, Merck KGaA and Clal, dated March 25, 1998 (the "Clal Sale Agreement"), Clal agreed to vote all of its shares of Common Stock for the election of the seven nominees for director set forth in Proposal I and for the approval of Proposals II and III at the Meeting. Upon the consummation of the Stock Purchase Agreement, the Clal Stock Purchase Agreement will terminate. See "Proposal II--Approval of Stock Sale and Option Issuance."

  In accordance with the Stock Purchase Agreement, Mr. Sawyer has agreed to vote all of his shares of Common Stock for the election of the seven nominees for director set forth in Proposal I and for the approval of Proposals II and III at the Meeting. Pursuant to the Stock Purchase Agreement, Lipha has agreed with the Company to vote, and to cause its affiliates to vote, any shares of Common Stock that they may own in favor of such Proposals at the Meeting. See "Proposal II--Approval of Stock Sale and Option Issuance."

                                  PROPOSAL I

                             ELECTION OF DIRECTORS

DIRECTORS

  The Company's Certificate of Incorporation provides that the Board will be divided into three classes, with the term of office of one class expiring each year. The maximum number of directors is set by the Company's By-laws at 15, and the number of directors is presently set, by Board resolution, at six. The Class I and Class III directors of the Company have terms which expire in the years 2000 and 1999, respectively. The Class II directors have terms which expire this year. The current Class I directors are Mark Auerbach and H. Spencer Matthews, the current Class II directors are Andrew Maguire and Melvin
H. Van Woert, and the current Class III directors are Kenneth I. Sawyer and Robin O. Motz.

  In connection with the Proposed Transaction, all current directors will resign as directors in their current Class, subject to and effective upon the consummation of the Stock Purchase Agreement. The Board has, in connection with the Proposed Transaction, voted to increase the size of the Board from six to seven, subject to and effective upon the consummation of the Stock Purchase Agreement. The following persons have been nominated to become, subject to consummation of the Stock Purchase Agreement, directors in the following Classes: Class I directors having terms which expire in 2000 and until their successors have been duly elected and qualified--Anthony S. Tabatznik and J. Neil Tabatznik; Class II directors having terms which expire in 2001 and until their successors have been duly elected and qualified-- Kenneth I. Sawyer, Mark Auerbach and Stephen A. Ollendorff; and Class III directors having terms which expire in 1999 and until their successors have been duly elected and qualified--Bernhard Scheuble and Klaus H. Jander. Pursuant to the terms of the Stock Purchase Agreement, Lipha designated the Class I and III nominees and the Company's current Board designated the Class II nominees (the "Company's Designees"). Messrs. Sawyer and Auerbach are currently members of the Board, and are being nominated to become directors of a different Class than they currently are in. The Nominating Committee of the Board has nominated, pursuant to the Company's By-Laws and Certificate of Incorporation, each of the persons designated by Lipha and the current Board. In addition, the Company's Designees and Lipha have agreed to jointly designate two of the directors to comprise the Audit Committee. See "Proposal II--Approval of Stock Sale and Option Issuance--Stock Purchase Agreement."

  Clal presently has the right to designate a director of the Board and its committees. However, Clal has elected not to designate any nominees for director. See "--Certain Relationships and Related Transactions." Upon the consummation of the Stock Purchase Agreement, Clal's right to designate directors will terminate. See "Proposal II--Approval of Stock Sale and Option Issuance."

  Proxies will be voted at the Meeting in favor of the election of each of the nominees listed on the accompanying form of proxy card, unless authority to do so is withheld as to a specified nominee or nominees or all nominees as a group. Proxies cannot be voted for a greater number of persons than the number of nominees named herein. It is expected that each of the nominees will be able to serve, but if before the election it develops that any one or more of the nominees will be unable to serve or for good cause will not serve, the proxyholders reserve the discretion to vote or refrain from voting for a substitute nominee or nominees. Each of the nominees has consented to serve as a director of the Company and to be named herein. Directors will be elected by a plurality of the votes cast by the holders of shares who are present at the Meeting in person or by proxy.

  The following table sets forth certain information with respect to each nominee for election as a Class I, Class II and Class III director of the Company at the Meeting and, for those nominees who are currently directors, the year each was first elected as a director:

                                                                         YEAR
                                                                       OF FIRST
NAME                                                               AGE ELECTION
----                                                               --- --------
CLASS I
Anthony S. Tabatznik..............................................  50    --
  Since 1983, Chairman and Chief Executive Officer of The Generics
  Group Ltd., now known as The Merck Generics Group Ltd., a
  manufacturer and distributor of generic pharmaceutical products.
  Since 1996, Board Member of Merck Pharma, which controls the pharmaceutical operations of Merck KGaA. Founder of The Generics
  Group Ltd. and brother of J. Neil Tabatznik.
J. Neil Tabatznik.................................................  48    --
  Since July 1993, Chairman of Genpharm, a Canadian manufacturer and distributor of generic pharmaceutical products. Prior to
  July 1993, an attorney in private practice. Brother of Anthony
  S. Tabatznik.
CLASS II
Kenneth I. Sawyer(1)(2)(3)........................................  52   1989
  Since October 1990, Chairman of the Board of the Company. Since
  October 1989, President and Chief Executive Officer of the
  Company. From September 1989 to October 1989, Interim President
  and Chief Executive Officer of the Company. From August 1989 to
  September 1989, counsel to the Company. From May 1989 to August
  1989, an attorney in private practice. From prior to 1987 to May
  1989, Vice President and General Counsel of Orlove Enterprises,
  Inc., a company engaged in the manufacture and distribution of pharmaceutical and other products. Director of Acorn Venture
  Capital Corporation, a publicly-traded holding company. Mr.
  Sawyer is presently a Class III director.
Mark Auerbach(4)(5)...............................................  60   1990
  Since June 1993, the Senior Vice President and Chief Financial
  Officer of Central Lewmar L.P., a distributor of fine papers.
  From August 1992 to June 1993, a partner of Marron Capital L.P., an investment banking firm. Since December 1995, Chief Financial
  Officer of Oakhurst Company, Inc., and Steel City Products,
  Inc., each a publicly-traded distributor of automotive products, and Chief Executive Officer of Oakhurst Company, Inc. from
  December 1995 to May 1997. Mr. Auerbach is presently a Class I director.
Stephen A. Ollendorff.............................................  59    --
  Practicing attorney for more than the past five years. Since
  December 1990, of counsel to Hertzog, Calamari & Gleason, a law firm. Chief Executive Officer and director of Acorn Venture
  Capital Corporation for more than the past five years. Director of Computer Products, Inc., a publicly-traded designer,
  manufacturer and seller of power supplies.
CLASS III
Bernhard Scheuble.................................................  44    --
  Since 1998, Deputy Member of the Executive Board of Merck KGaA,
  Darmstadt, Germany. From 1996 to 1998, Head of Pharma Ethicals,
  Merck KGaA, from 1994 to 1995, Head of Pharma International, E.
  Merck, Darmstadt, Germany, and from 1992 to 1994, General
  Manager, Liquid Crystals Unit, E. Merck.
Klaus H. Jander...................................................  57    --
  Since 1990, a partner of Rogers & Wells LLP, a law firm. Since
  1997, a member of the Executive Committee of Rogers & Wells LLP.

--------
(1) A member of the Strategic Planning Committee of the Board.
(2) A member of the Nominating Committee of the Board.
(3) A member of the Executive Committee of the Board.
(4) A member of the Audit Committee of the Board.
(5) A member of the Compensation and Stock Option Committee of the Board.

  IT IS A CONDITION TO THE CONSUMMATION OF THE STOCK PURCHASE AGREEMENT THAT ALL NOMINEES BE ELECTED BY THE SHAREHOLDERS AT THE MEETING. IF ALL NOMINEES ARE NOT ELECTED, IF PROPOSAL II AND/OR PROPOSAL III ARE NOT APPROVED BY THE SHAREHOLDERS AT THE MEETING, OR IF THE STOCK PURCHASE AGREEMENT IS TERMINATED, NONE OF THE NOMINEES WILL BE ELECTED, THE CURRENT DIRECTORS WILL NOT RESIGN AND THE COMPANY WILL CALL A SPECIAL MEETING OF SHAREHOLDERS AS SOON AS PRACTICABLE IN ORDER TO ELECT TWO CLASS II DIRECTORS WHOSE TERMS OF OFFICE OTHERWISE EXPIRE THIS YEAR. If all of the nominees are not elected at the Meeting, each of Lipha and the Company have the right to terminate the Stock Purchase Agreement. In such event, it is the present intention of the Company to discuss with Merck KGaA and its affiliates entering into alternative transactions, subject to applicable laws and regulations. No specific alternative transactions are currently contemplated.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL SEVEN OF THE NOMINEES NAMED ABOVE AS DIRECTORS OF THE COMPANY.

BOARD AND COMMITTEE MEETINGS

  The Board met 10 times during fiscal year 1997 which ended September 30, 1997. The Audit Committee met once during fiscal year 1997. The primary function of the Audit Committee is to review the Company's financial statements with its auditors. The Compensation and Stock Option Committee held two meetings during fiscal year 1997. The functions of the Compensation and Stock Option Committee are to set and approve salary and bonus levels of corporate officers and to administer the Company's 1990 Stock Incentive Plan, including primary responsibility for the granting of options and other awards thereunder. The Nominating Committee did not meet during fiscal year 1997, but acted in fiscal year 1998 to review and approve the nominees for election as directors at the Meeting. The primary function of the Nominating Committee is to make recommendations to the Board concerning the selection of nominees for election as directors. The Nominating Committee will consider candidates suggested by directors or shareholders. Nominations for shareholders, properly submitted in writing to the Secretary of the Company, will be referred to the Nominating Committee for consideration. No nominees other than those set forth in this Proxy Statement have been properly submitted for consideration. Neither the Executive Committee nor the Strategic Planning Committee had any official meetings during fiscal year 1997. The function of the Executive Committee is to exercise the powers of the Board in the management of the business and affairs of the Company, subject to limits imposed by applicable law, and the function of the Strategic Planning Committee is to review certain potential material transactions involving the Company and to communicate with and make recommendations to the Board in respect of such transactions. There is no current director who attended fewer than 75% of the meetings of the Board and of its committees of which he was a member during fiscal year 1997.

COMPENSATION OF DIRECTORS

  For service on the Board in fiscal year 1997, directors who were not employees of the Company or any of its subsidiaries received an annual retainer of $12,000, a fee of $1,000 for each meeting of the Board attended, in person or by telephone conference, and a fee of $750 for each committee meeting attended in person or by telephone conference, subject to a maximum of $1,750 per day. Chairmen of committees receive an additional annual retainer of $5,000 per committee. No stock options were granted to any directors for or during fiscal year 1997.

  Directors who are employees of the Company or any of its subsidiaries receive no remuneration for serving as directors or as members of committees of the Board. All directors are entitled to reimbursement for out-of-pocket expenses incurred in connection with their attendance at Board and committee meetings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Clal Agreements. On May 1, 1995, the Company consummated several transactions with Clal consisting principally of (i) the sale by the Company of 2,027,272 shares of the Common Stock for $20,000,000, or $9.87 per share,
(ii) the issuance by the Company of warrants to purchase 2,005,107 shares of Common Stock (the

"Warrants") and (iii) the formation of a joint venture to research and develop generic pharmaceutical products. The Clal Stock Purchase Agreement sets forth terms of the Company's and Clal's business relationship, including the issuance to Clal of the aforementioned 2,027,272 shares of Common Stock, rights to nominate Board members, rights of first refusal, voting agreements, rights to invest in others, standstill agreements and agreements with respect to the issuance of the Warrants.

  In accordance with the terms of the Clal Stock Purchase Agreement, Clal has the right to designate one-seventh of the members of the Board as long as Clal owns 8% of the issued and outstanding Common Stock, and a total of two-sevenths of the members of the Board if Clal owns at least 16% of the issued and outstanding Common Stock. The Company has the right to reject a designee of Clal if such person is not satisfactory to the Company for good faith reasons. The Company also agreed to elect Clal's designee(s), if any, to the Audit Committee, Compensation and Stock Option Committee and Strategic Planning Committee of the Board. Additionally, if Clal's appointment of a director to the Audit Committee is prohibited by the rules and regulations of The New York Stock Exchange, the Company will provide Clal materials which are provided to committee members, the appointment of the Company's auditors will be approved by the entire Board, the Company will consult with directors nominated by Clal with respect to Audit Committee actions and any director(s) nominated by Clal will have the right to consent to certain changes in the Company's accounting principles. In the event that Clal does not nominate directors to the Board or its committees or if Clal's designees are not elected to the Board or its committees, Clal is permitted, under the Clal Stock Purchase Agreement, to designate representatives who may attend meetings of the Board and its committees. Clal also has the right to designate a member of the Company's management. Pursuant to the Clal Stock Purchase Agreement, Clal has designated an observer to meetings of the Board and its committees, but has not designated any director, nominee for director or member of management of the Company. Clal has the right to acquire up to 20% of any equity securities issued by the Company in an underwritten public offering so long as Clal, at the time, owns 10% of the issued and outstanding Common Stock.

  In consideration of the rights and benefits obtained by the Company under the Clal Stock Purchase Agreement, the Company also granted to Clal certain registration rights under a registration rights agreement. In general, Clal is not able to sell freely the shares of Common Stock purchased by Clal without registration under applicable securities laws or unless an exemption from registration is available. Clal is entitled to two demand registrations. In addition, the Company granted to Clal the right to register shares of Common Stock owned by Clal on each occasion that the Company registers shares of Common Stock, subject to certain limitations and exceptions.

  The rights of first refusal, voting agreements and standstill agreements of Clal have expired in accordance with their terms and, upon consummation of the Stock Purchase Agreement, all of Clal's other rights under the Clal Stock Purchase Agreement will terminate. Clal has agreed with the Company and Merck KGaA to vote all of its shares of Common Stock in favor of Proposals I, II and III at the Meeting pursuant to the Clal Sale Agreement. See "Proposal II-- Approval of Stock Sale and Option Issuance."

  In May 1995, the Company and Clal formed a joint venture in Israel now called Israel Pharmaceutical Resources, L.P. ("IPR") to research and develop generic pharmaceutical products. On August 14, 1997, the Company acquired Clal's 51% ownership interest in IPR for $447,000 in cash obtained from the sale of Fine-Tech Ltd. ("Fine-Tech") stock owned by the Company and a non-recourse, promissory note in the principal amount of $1,500,000 (the "IPR Note"). The IPR Note bears interest at 7% per annum, is payable in eight semi-annual installments commencing in July 1999 and is secured by all of the assets of IPR. The Company may prepay the IPR Note in full if it makes a payment of $600,000 before August 13, 1998. Merck KGaA has an agreement in principle with the Company to prepay the IPR Note on behalf of the Company before August 13, 1998 in exchange for consideration to be agreed upon in the future relating to IPR. Until the IPR Note is repaid in full, the Company is obligated to invest $1,500,000 each year in IPR. In addition, the Company and Clal agreed, in July 1997, to modify certain terms of Clal's investment in the Company, including the surrender by Clal of the Warrants in exchange for the issuance to Clal of 186,000 shares of the Company's Common Stock for nominal cash consideration.

  As of April 30, 1998, Clal beneficially owned, to the Company's knowledge, 2,313,272 shares of Common Stock. Of such shares, l00,000 were purchased from Mr. Sawyer at a price of $7.125 per share in June 1996 and an additional 186,000 shares were acquired from the Company as discussed above.

  The Company reimbursed Clal $115,000 in fiscal year 1997 for the wages and expenses of a consultant to the Company who was also an employee of Clal during that period.

  Investment in Fine-Tech. Under the Clal Stock Purchase Agreement, the Company obtained the right to participate with Clal and certain of its affiliates in connection with certain pharmaceutical acquisitions and transactions. In December 1995, the Company paid $1,000,000 to purchase 10% of the shares of Fine-Tech, an Israeli pharmaceutical research and development company in which Clal had a significant ownership interest. In addition, the Company obtained the exclusive right to purchase certain products not commonly sold in North America, South America and the Caribbean. In June 1997, the Company sold all of the shares of Fine-Tech for approximately $447,000 and terminated its exclusive purchase rights.

  Transactions involving Officers, Directors and Nominees. At various times during fiscal years 1996 and 1997, the Company made unsecured loans to Mr. Sawyer. Such loans are evidenced by a single promissory note, which bears interest at the rate of 8.25% per annum. Interest and principal are due on the earlier of August 14, 2002, or the termination of Mr. Sawyer's employment with the Company. As of April 30, 1998, the outstanding principal balance of the note, plus accrued interest, was approximately $382,000. The Company has agreed to forgive the note over a three-year period, provided that Mr. Sawyer shall remain employed by the Company. See "--Executive Compensation-- Employment Agreements and Termination Arrangements."

  Stephen A. Ollendorff, a nominee for election as a director of the Company, is of counsel to the law firm of Hertzog, Calamari & Gleason, which acts as counsel for the Company and which received fees and expenses in fiscal years 1996 and 1997 for various legal services rendered to the Company. Hertzog, Calamari & Gleason was the Company's counsel in the preparation and negotiation of the Stock Purchase Agreement and the preparation of this Proxy Statement. Mr. Ollendorff is a consultant to the Company and was paid $75,234 in fiscal year 1997. Pursuant to a renewable one-year consulting agreement, the Company has agreed to pay Mr. Ollendorff $76,800 per year. Mr. Ollendorff holds stock options to purchase 60,000 shares of Common Stock, none of which are presently exercisable.

  Mr. J. Neil Tabatznik, a nominee for election as a director of the Company, is the Chairman of Genpharm, which will develop, manufacture and distribute products to the Company pursuant to the Distribution Agreement, dated March 25, 1998, between the Company and Genpharm. Mr. Anthony S. Tabatznik, a nominee for election as a director of the Company, is a board member of Merck Pharma which controls the pharmaceutical operations of Merck KGaA, including Genpharm. Dr. Bernhard Scheuble, a nominee for election as a director of the Company, is Deputy Member of the Executive Board of Merck KGaA. See "Proposal II--Approval of Stock Sale and Option Issuance." The Company and Genpharm and its affiliate are presently parties to distribution agreements entered into in 1992 and 1993. Under such distribution agreements, payments by the Company to Genpharm and an affiliate in fiscal year 1997 accounted for less than five percent (5%) of the Company's and Genpharm's consolidated gross revenues. However, in fiscal year 1998, it is expected that, under the March 1998 Distribution Agreement and the other distribution agreements, payments by the Company to Genpharm and its affiliate will exceed five percent of the Company's consolidated gross revenues.

  The Company believes that all of the above transactions were on terms that were fair and reasonable to the Company.

EXECUTIVE OFFICERS

  The executive officers of the Company presently consist of Mr. Sawyer as President, Chief Executive Officer and Chairman of the Board, and Dennis J. O'Connor as Vice President, Chief Financial Officer and Secretary. Dr. Rudi D. Neirinckx will become President and Chief Operating Officer of the Company and each of its subsidiaries upon the consummation of the Stock Purchase Agreement. The executive officers of Par Pharmaceutical, Inc., the Company's principal subsidiary ("Par"), presently consist of Mr. Sawyer, Mr. O'Connor and Scott Tarriff, as Executive Vice President of Business, Sales and Marketing.

  The following table sets forth certain information with respect to the current executive officers of the Company and Par who are not directors or nominees for election as directors:

NAME                                                                        AGE
----                                                                        ---
Rudi D. Neirinckx, Ph.D....................................................  53
  Since February 1996, Head of Acquisition, Licensing and Project Manage-
  ment at Merck KGaA. From April 1989 to February 1996, Head of Clinical
  Research and Development for Inflamation, Bone and Allergy at Ciba-Geigy,
  a manufacturer and distributor of pharmaceutical, chemicals and other products.
Dennis J. O'Connor.........................................................  46
  Since October 1996, Vice President, Chief Financial Officer and Secretary
  of the Company and Par. From June 1995 to October 1996, Controller of
  Par. From November 1989 to June 1995, Vice President--Controller of
  Tambrands, Inc., a consumer products company.
Scott Tarriff..............................................................  38
  Since January 1998, Executive Vice President of Business, Sales and Mar-
  keting of Par. Since June 1989, an employee of Bristol-Myers Squibb, a drug manufacturer, serving as Senior Director of Marketing, Business De-
  velopment and Strategic Planning from 1995 to 1997 and Director of Mar-
  keting from 1992 to 1995.

                            EXECUTIVE COMPENSATION

  The following table sets forth compensation earned by or paid, during fiscal years 1995 through 1997, to the Chief Executive Officer of the Company and the one other executive officer of the Company who earned over $100,000 in salary and bonus during fiscal year 1997 (the "Named Executives"). The Company awarded or paid such compensation to all such persons for services rendered in all capacities during the applicable fiscal years.

                          SUMMARY COMPENSATION TABLE

                           ANNUAL COMPENSATION   LONG-TERM COMPENSATION
                         ----------------------- -----------------------
                                                  RESTRICTED  SECURITIES  ALL OTHER
     NAME AND                                       STOCK     UNDERLYING COMPENSATION
PRINCIPAL POSITION       YEAR SALARY($) BONUS($) AWARDS($)(1) OPTIONS(#)    ($)(2)
------------------       ---- --------- -------- ------------ ---------- ------------
Kenneth I. Sawyer....... 1997  350,000      --       --            --       12,985
 President, Chief        1996  370,692      --       --         75,000      38,530
 Executive Officer and
 Chairman                1995  427,153  200,000      --            --       49,806
Dennis J. O'Connor(3)... 1997  137,994      --       --         30,000       2,121
 Vice President, Chief
 Financial Officer and
 Secretary

--------
(1) The Named Executives did not hold any shares of restricted stock at the end of fiscal year 1997.
(2) For fiscal year 1997, includes insurance premiums paid by the Company for term life insurance for the benefit of the Named Executives as follows:
    Mr. Sawyer--$74 and Mr. O'Connor--$51. The amounts for Mr. Sawyer includes the maximum potential estimated dollar value of the Company's portion of insurance premium payments from a split-dollar life insurance policy as if premiums were advanced to the executive without interest until the earliest time the premiums may be refunded by Mr. Sawyer to the Company. Also includes the following amount contributed by the Company to the Company's 401(k) plan on behalf of such Named Executive Officer: Mr. O'Connor--$2,070.
(3) Mr. O'Connor did not become a Named Executive until fiscal year 1997, even though he was employed previously by the Company.

  The following table sets forth stock options granted to the Named Executives during fiscal year 1997. No stock appreciation rights were granted in fiscal year 1997.

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

                                                                          POTENTIAL REALIZABLE
                                                                        VALUE AT ASSUMED ANNUAL
                                                                          RATES OF STOCK PRICE
                                     INDIVIDUAL GRANTS              APPRECIATION FOR OPTION TERM(1)
                         ------------------------------------------ ---------------------------------
                                    % OF TOTAL
                           SHARES    OPTIONS
                         UNDERLYING GRANTED TO
                          OPTIONS   EMPLOYEES
                          GRANTED   IN FISCAL  EXERCISE  EXPIRATION
NAME                        (#)        YEAR    PRICE ($)    DATE     0% ($)     5% ($)     10% ($)
----                     ---------- ---------- --------- ---------- ---------------------------------
Dennis J. O'Connor(2)...   20,000      6.37%    $3.375    10/22/01       --   $    86,149$    108,709
Dennis J. O'Connor(3)...   10,000      3.19%    $2.125      9/7/02       --   $    27,121$     34,223

--------
(1) Potential realizable value is based upon the assumption that the Common Stock appreciates at the annual rates shown (compounded annually) from the date of grant until the expiration of the option term. These numbers are calculated based upon the requirements promulgated by the Securities and Exchange Commission and do not reflect any estimate or prediction by the Company of future Common Stock price increases, if any.
(2) Represents options granted pursuant to the Company's 1990 Incentive Option Plan on October 23, 1996, of which 10,000 became exercisable on October 23, 1997 and 10,000 become exercisable on October 23, 1998.
(3) Represents options granted pursuant to the Company's 1990 Incentive Option plan on September 8, 1997, of which 3,333 became exercisable on March 8, 1998, 3,333 become exercisable on March 8, 1999, and 3,334 become exercisable on March 8, 2000.

  The following table sets forth the stock options exercised by the Named Executives during fiscal year 1997 and, as of September 30, 1997, the number of unexercised stock options and the value of in-the-money options held by the Named Executives. No stock appreciation rights were exercised in fiscal year 1997.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                    VALUES

                                                    NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                   UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS
NAME                       SHARES                   OPTIONS AT FY-END (#)         AT FY-END ($)
----                     ACQUIRED ON    VALUE     ------------------------- -------------------------
                          EXERCISE
                             (#)     REALIZED ($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
                         ----------- ------------ ----------- ------------- ----------- -------------
Kenneth I. Sawyer.......       0           0        550,000      25,000         --           --
Dennis J. O'Connor......       0           0         15,833      31,667         --           --

  After the close of the Company's last fiscal year, the Board approved the grant of new five-year options to the Named Executives at an exercise price of $2.25 per share, upon surrender for cancellation of certain of the options set forth above in the table. Pursuant to such Board action, the Named Executives hold repriced options as follows: Mr. Sawyer--500,000, and Mr. O'Connor-- 37,500. All of such repriced options will become exercisable as follows: one-third become exercisable on July 1, 1999, and the remaining two-thirds become exercisable on July 1, 2001.

EMPLOYMENT AGREEMENTS AND TERMINATION ARRANGEMENTS

  The Company has entered into an employment agreement with Mr. Sawyer, which provides for his employment through October 4, 2000, subject to earlier termination by the Company for Cause (as such term is defined in the agreement). Mr. Sawyer's agreement provides for a rolling three-year term of employment which is automatically extended each year for an additional one year unless either party provides written notice by July 4th of such year that he or it desires not to renew the agreement. Under the agreement with Mr. Sawyer, the Company is required to use its best efforts to cause him to be reelected to the Board during his term of employment. Mr. Sawyer, pursuant to the terms of his employment agreement, is and will be required to serve, if so elected, on the Board of Directors as well as any committees thereof.

  Mr. Sawyer's agreement provides for certain payments upon termination of his employment. Upon termination of Mr. Sawyer's employment without cause (as such term is defined in the agreement) by the Company or for the Company's material breach, Mr. Sawyer is entitled to receive the balance of his current salary for the remainder of the employment term and the amount of his current bonus multiplied by the number of years remaining under his agreement. A material breach by the Company of the employment agreement includes, but is not limited to, a termination without cause and a change of his responsibilities. In the event of termination of Mr. Sawyer's employment for death, disability or for cause, Mr. Sawyer is entitled to receive his current base salary through the date of termination and, in the event of death or disability, a pro-rated amount of his last annual bonus. As a result of a material breach by the Company of his employment agreement following a change of control (as such term is defined in the agreement) of the Company, Mr. Sawyer is entitled to receive, if such a termination occurs within two years following the change of control of the Company, a lump sum payment equal to the lesser of three times the sum of his annual base salary and most recent bonus or the maximum amount permitted without the imposition of an excise tax on Mr. Sawyer or the loss of a deduction to the Company under the Internal Revenue Code of 1986, as amended (the "Code"), plus reimbursement of certain legal and relocation expenses incurred by Mr. Sawyer as a result of the termination of his employment and maintenance of insurance, medical and other benefits for 24 months or until Mr. Sawyer is covered by another employer for such benefits.

  In April 1998, Mr. Sawyer and the Company amended Mr. Sawyer's employment agreement. Mr. Sawyer agreed to waive breaches of his employment agreement which would arise out of consummation of the Proposed Transaction, to relinquish his title and position as President of the Company and each of its subsidiaries if Lipha exercises its right to designate the President of the Company and each of its subsidiaries, and to vote his shares of Common Stock in favor of the Proposed Transaction. The Company agreed to forgive, in each year that Mr. Sawyer remains employed by the Company, one-third of the principal amount of his promissory note, plus accrued interest on the forgiven portion. As of April 30, 1998, the outstanding balance of the note, including interest, was $382,000. The entire unpaid principal of the promissory note and accrued interest would be canceled upon certain events, including termination of Mr. Sawyer's employment without cause and the expiration of this employment agreement in accordance with its terms.

  The Company has entered into a severance agreement with Mr. O'Connor, dated October 23, 1996. The agreement provides, with certain limitations, that upon the termination of Mr. O'Connor's employment by the Company for any reason other than for cause or by Mr. O'Connor for good reason or following a change of control (as such terms are defined in the agreement), Mr. O'Connor is entitled to receive a severance payment. The amount of the payment is to be equal to six months of his salary at the date of termination, with such amount to be increased by an additional month of salary for every full month he has been employed by the Company in his present position, up to a maximum of six additional month's salary.

  The Company entered into an agreement with Dr. Rudi D. Neirinckx, dated March 25, 1998, providing for his employment by the Company without a specific term effective upon the closing of the Stock Purchase Agreement. Dr. Neirinckx has received an option to purchase up to 250,000 shares of Common Stock at an exercise price of $2.625 per share. The exercise price will increase to up to $4.00 per share if financial thresholds to be agreed upon are not attained. Such option will expire if the closing of the Stock Purchase Agreement does not occur. See "Proposal II -- Approval of Stock Sale and Option Issuance."

  The Company has entered into an employment agreement with Mr. Tarriff, dated February 20, 1998. Upon termination of Mr. Tarriff's employment within the first year of employment other than by the Company for cause (as such term is defined in the agreement), Mr. Tarriff is entitled to receive the balance, if any, of his salary for the first year of employment. In the event of termination of Mr. Tarriff's employment after one year of employment by Mr. Tarriff for good reason (as such term is defined in the agreement) or by the Company without cause, Mr. Tarriff is entitled to receive a severance payment equal to one year of his then current salary less any amount of compensation paid by a new employer for the balance of the year from the termination date. In connection with his employment by the Company, he was granted options to purchase 200,000 shares of Common Stock at an exercise price of $1.50 per share. The exercise price will increase to up to $2.00 per share if certain financial thresholds are not attained.

  Under the stock option agreements with Messrs. Sawyer, O'Connor, Neirinckx and Tarriff, any unexercised portion of the options becomes immediately exercisable in the event of a change of control (as such term is defined in their agreements). However, each of such persons has agreed that the Proposed Transaction does not constitute a change in control under his stock option agreement. Each of Messrs. Sawyer, Neirinckx and Tarriff have agreed not to exercise his stock options for a period of three years and 10 business days following the closing of the Stock Purchase Agreement, and Mr. O'Connor has agreed not to exercise his stock options during the three years following the closing of the Stock Purchase Agreement, except for installments of one-third of his stock options on each of the anniversaries of the closing.

PENSION PLAN

  The Company maintains a defined benefit plan (the "Pension Plan") intended to qualify under Section 401(a) of the Code. Effective October 1, 1989, the Company ceased benefit accruals under the Pension Plan with respect to service after such date. The Company intends that distributions will be made, in accordance with the terms of the Plan, to participants as of such date and/or their beneficiaries. The Company will continue to make contributions to the Pension Plan to fund its past service obligations. Generally, all employees of the Company or a participating subsidiary who had completed at least one year of continuous service and attained 21 years of age were eligible to participate in the Pension Plan. For benefit and vesting purposes, the Pension Plan's "Normal Retirement Date" is the date on which a participant attains age 65 or, if later, the date of completion of 10 years of service. Service is measured from the date of employment. The retirement income formula is 45% of the highest consecutive five-year average basic earnings during the last 10 years of employment, less 83 1/3% of the participant's Social Security benefit, reduced proportionately for years of service less than 10 at retirement. The normal form of benefit is life annuity, or for married persons, a joint survivor annuity. Neither of the Named Executives has any years of credited service under the Pension Plan.

  Par currently maintains a retirement plan (the "Retirement Plan") and a retirement savings plan. The Board of Directors of Par directed the cessation of employer contributions to the Retirement Plan effective December 30, 1996. Consequently, participants in the Retirement Plan will no longer be entitled to any employer contributions under such Plan for 1996 or subsequent years.

COMPENSATION AND STOCK OPTION COMMITTEE REPORT

  The Compensation and Stock Option Committee of the Board (the "Compensation Committee"), consisting entirely of non-employee directors, approves the policies and programs pursuant to which compensation is paid or awarded to the Company's executive officers and key employees. The Compensation Committee held two meetings in fiscal year 1997. In reviewing overall compensation for fiscal year 1997, the Compensation Committee focused on the Company's objectives to attract executive officers of high caliber from larger, well-established pharmaceutical manufacturers, to retain the Company's executive officers, to encourage the highest level of performance from such executive officers and to align the financial interests of the Company's management with that of its shareholders by offering awards that can result in the ownership of Common Stock. The Company did not utilize specific formulae or guidelines in reviewing and approving executive compensation.

  Elements of Executive Officer Compensation Program. The key elements of the Company's executive officer compensation program consist of base salary, annual bonus, stock options and other incentive awards through participation in the Company's 1990 Stock Incentive Plan. In awarding or approving compensation to executive officers in fiscal year 1997, the Compensation Committee considered the present and potential contribution of the executive officer to the Company and the ability of the Company to attract and retain qualified executive officers in light of the competitive environment of the Company's industry and the Company's financial condition.

  Base Salary and Annual Bonus. Base salary and annual bonus for executive officers are determined by reference to Company-wide and individual performances for the previous fiscal year. The factors considered by the Compensation Committee included both strategic and operational factors, such as efforts in responding to regulatory challenges, in exploring strategic alternatives for the Company, in research and development and in reviewing and implementing updated systems and operational procedures, as well as the Company's financial performance. In addition to Company-wide measures of performance, the Compensation Committee considers those performance factors particular to each executive officer, including the performance of the area for which such officer had management responsibility and individual accomplishments.

  Base salaries for executive officers were determined primarily by reference to industry norms, the principal job duties and responsibilities undertaken by such persons, individual performance and other relevant criteria. Base salary comparisons for most executive officers were made to a group of pharmaceutical manufacturers in the United States. Such group was selected by the Compensation Committee based upon several factors, including, but not limited to, the duties and responsibilities of the executive officer used in the comparison, size and complexity of operations, reputation and number of employees of other companies. With respect to Mr. Sawyer, the Company's Chief Executive Officer, a comparison was made by an independent consulting firm, prior to the signing of his employment agreement in 1992, to generic pharmaceutical companies and turnaround situations selected by the consulting firm. In keeping with its goal of recruiting executive officers from larger, well-established pharmaceutical manufacturers, the Compensation Committee considered the performance of the companies used in the comparisons, as measured by their quality and regulatory profile, as well as competitive necessity in determining base salaries. The Compensation Committee considered it appropriate and in the best interest of the Company and its shareholders to set the levels of base salary for the Company's Chief Executive Officer and other executive officers at the median of comparable companies in order to attract and retain high caliber managers for the Company so as to position the Company for future growth and improved performance.

  The Compensation Committee, in determining the annual bonuses to be paid to the Company's executive officers for fiscal year 1997, considered the individual's contribution to the Company's performance as well as the Company's financial performance and assessments of each executive officer's participation and contribution to the other factors described above, as opposed to determination by reference to a formal, goal-based plan. The non-financial measures varied among executive officers depending upon the operations under their management and direction. The Compensation Committee did not grant any cash bonuses in fiscal year 1997 to the Named Executives.

  Stock Options and Other Awards. The Company's 1990 Stock Incentive Plan provides for stock option and other equity-based awards. Under such Plan, the size of each award and the persons to whom such awards are granted is determined by the Compensation Committee based upon the nature of services rendered by the executive officer, the present and potential contribution of the grantee to the Company and the overall performance of the Company. The Compensation Committee believes that grants of stock options will enable the Company to attract and retain the best available talent and to encourage the highest level of performance in order to continue to serve the best interests of the Company and its shareholders. Stock options and other equity-based awards provide executive officers with the opportunity to acquire equity interests in the Company and to participate in the creation of shareholder value and benefit correspondingly with increases in the price of the Common Stock.

  Compensation Committee's Actions for Fiscal Year 1997. In determining the amount and form of executive officer compensation to be paid or awarded for fiscal year 1997, the Compensation Committee considered the criteria discussed above. In light of the reduction in sales in fiscal year 1997 from fiscal year 1996 and the Company's weakened financial condition, the Compensation Committee did not award cash bonuses to the Named Executives. The Compensation Committee awarded stock options to Mr. O'Connor in consideration of his reaching certain objectives and to increase the incentive for him to contribute to the financial success of the Company.

  Chief Executive Officer Compensation. The Compensation Committee approved an employment agreement in October 1992 for Mr. Sawyer. In approving such employment agreement, the Compensation Committee authorized a base annual salary of $366,993 for Mr. Sawyer. Mr. Sawyer agreed to reduce his salary effective July 1, 1996 to $350,000 per year. No cash bonuses, stock options or other awards were granted to Mr. Sawyer in fiscal year 1997 in view of the Company's operating results and financial condition.

                    COMPENSATION AND STOCK OPTION COMMITTEE

                                          Mark Auerbach
                                          H. Spencer Matthews
                                          Robin O. Motz

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee, consisting of Messrs. Auerbach and Matthews and Dr. Motz for fiscal year 1997, conducted deliberations concerning executive officer compensation during the last completed fiscal year. None of the Compensation Committee members is or ever was an officer or employee of the Company. During the last fiscal year, none of the executive officers of the Company has served on the board of directors or on the compensation committee of any other entity, any of whose executive officers served on the Board of the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  As a public company, the Company's directors, executive officers and more than 10% beneficial owners are subject to reporting requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended. None of the Company's directors, executive officers or such 10% beneficial owners delinquently filed, to the Company's knowledge, any reports required under
Section 16(a) of such Act during fiscal year 1997.

                               PERFORMANCE GRAPH

  The graph below compares the cumulative total return of the Common Stock with the cumulative total return of The New York Stock Exchange Composite Index and the S&P Health Care Drugs Index--Major Pharmaceuticals for the annual periods from September 30, 1992 to September 30, 1997. The graph assumes $100 was invested on September 30, 1992 in the Common Stock and $100 was invested on such date in each of the Indexes. The comparison assumes that all dividends were reinvested.


                       [PERFORMANCE GRAPH APPEARS HERE]

----------------------------------------------------------------------------------------------
                                   9/30/92   9/30/93   9/30/94   9/30/95   9/30/96   9/30/97
----------------------------------------------------------------------------------------------
Pharmaceutical Resources, Inc.      $100      $191      $132      $143        $64       $32
----------------------------------------------------------------------------------------------
NYSE Composite Index                $100      $115      $119      $145       $174      $240
----------------------------------------------------------------------------------------------
S&P(R) Health Care Drugs
Index-Major Pharmaceuticals         $100       $81       $97      $153       $207      $314
----------------------------------------------------------------------------------------------

                                  PROPOSAL II

                  APPROVAL OF STOCK SALE AND OPTION ISSUANCE

GENERAL

  At the Meeting, the holders of Common Stock will be asked to approve the sale of 10,400,000 shares of Common Stock (the "Shares") to Lipha, a subsidiary of Merck KGaA, at $2.00 per Share, and the grant and issuance to Merck KGaA and Genpharm, a subsidiary of Merck KGaA, of options (each, an "Option" and collectively, the "Options") to purchase up to an aggregate of 1,171,040 shares of Common Stock (the "Option Shares") at an exercise price of $2.00 per share in exchange for certain services. The sale of the Shares will be made pursuant to the terms and conditions of that certain Stock Purchase Agreement, dated March 25, 1998, between the Company and Lipha (the "Stock Purchase Agreement"). The grant and issuance of the Options will be made pursuant to terms and conditions of separate Services Agreements to be entered into with each of Merck KGaA and Genpharm upon the closing of the Stock Purchase Agreement. The Shares and the Option Shares together will constitute approximately 38% of the issued and outstanding Common Stock after giving effect to, and as of the anticipated date of closing of, the transactions (the "Closing") under the Stock Purchase Agreement (the "Closing Date").

  Approval of Proposal II is required in order to comply with the rules of The New York Stock Exchange and to satisfy a condition to the Closing of the Stock Purchase Agreement. The rules of The New York Stock Exchange require the Company to obtain prior shareholder approval of the issuance of securities (including, for this purpose, options to purchase securities) representing 20% or more of the Common Stock issued and outstanding before the issuance of such securities. Based upon the number of presently outstanding shares of Common Stock, the Shares and the Options on the Closing Date will constitute more than 20% of the outstanding Common Stock. The approval of the Proposed Transaction by the Company's shareholders is a non-waivable condition to the Closing of the Stock Purchase Agreement. Accordingly, if the Proposed Transaction is not approved by the Company's shareholders, the Stock Purchase Agreement, the related agreements and the transactions contemplated thereby will not be consummated. In such event, management of the Company will continue its efforts to seek equity and/or debt financing and/or other strategic alliances, although there can be no assurance whether any such financing or alliance will be available on terms as favorable as the Stock Purchase Agreement and related agreements or otherwise on terms acceptable to the Company, or at all.

  The Board believes that the Proposed Transaction is in the best interests of the Company and its shareholders. The Company intends to use a significant portion of the net cash proceeds to be received upon the sale of the Shares to repay certain advances made to it under its existing line of credit and the remainder is expected to be used for working capital, including expansion of the Company's operations. The agreement by the Company to sell the Shares and to grant and issue the Options is also part of an overall transaction in which certain exclusive distribution rights and services are to be provided to the Company under the Distribution Agreement and the Services Agreements, as described in "--Background" below.

  THE BOARD HAS UNANIMOUSLY APPROVED THE STOCK PURCHASE AGREEMENT, THE DISTRIBUTION AGREEMENT, THE SERVICES AGREEMENTS, THE OPTIONS AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE SALE OF THE SHARES AND THE GRANT AND ISSUANCE OF THE OPTIONS. See "--Reasons for the Proposed Transaction" below.

BACKGROUND

  Over the past several years, the Company has been searching for strategic transactions, including equity investments, acquisitions, joint ventures and a sale of part or all of the Company. This search intensified over the last 18 months because of the Company's declining sales and profit margins and significant operating losses. The Company had discussions and negotiations with numerous parties in the United States and elsewhere, including Merck KGaA. However, no definitive agreements were ever entered into. In determining to approve the Proposed Transaction, the Board principally noted that the Stock Purchase Agreement and the other agreements contemplated thereby will have the effect of providing the Company with approximately $21 million to repay advances under its line of credit and additional working capital while, at the same time, strengthening its product line by adding approximately 40 products being developed by Genpharm and its affiliates and to be distributed in the United States exclusively by the Company pursuant to the Distribution Agreement without requiring the significant investment by the Company in the development of such products. A few of the products to be distributed under the Distribution Agreement have received U.S. Food and Drug Administration ("FDA") approval of Abbreviated New Drug Applications ("ANDAs") and Genpharm has filed (but has not received FDA approval) or anticipates filing ANDAs for other products. In addition, Merck KGaA and its affiliates will provide various services, expertise, technical assistance and support to the Company pursuant to the separate Services Agreements.

  Stock Purchase Agreement. On the Closing Date, the Company will sell to Lipha the Shares at an aggregate purchase price of $20,800,000 in cash, or $2.00 per Share. The closing price of the Common Stock on The New York Stock Exchange on March 25, 1998, the day the Stock Purchase Agreement was executed, was $2.625 per share, and, on May 5, 1998 was $4.00 per share. The Shares, upon issuance at the Closing, will not be registered under the Securities Act of 1933, as amended (the "Securities Act"). However, Lipha has certain demand and piggy-back registration rights with respect to the Shares. See "-- Registration Rights Agreement" below. The Stock Purchase Agreement contains certain significant terms, obligations and other agreements, as described below, including the obligation to grant and issue the Options in return for the right to receive certain services, Lipha's right to designate a majority of the Board members, Lipha's right of first refusal in respect of certain equity offerings, Lipha's agreement not to engage in certain extraordinary transactions and the agreement to seek shareholder approval for the sale of the Shares and the grant and issuance of the Options.

  Board Representation. Lipha has the right to designate a majority of the members of the Board, subject to and effective upon the Closing. Pursuant to this right, Lipha has designated Messrs. Scheuble, A. Tabatznik, N. Tabatznik and Jander. Three members of the Board will be comprised of Mr. Sawyer and two additional designees of the current Board (collectively, the "Company Designees"). The Board has designated Messrs. Auerbach and Ollendorff. All of such seven persons have been nominated by the Nominating Committee of the Board to be nominees for election as directors to be voted upon at the Meeting. See "Proposal I--Election of Directors." In addition, Lipha will have the right to designate (i) jointly with the Company Designees, two members of the Board to comprise the Audit Committee of the Board and (ii) the President and Chief Operating Officer of the Company. Mr. Sawyer will continue to serve as Chairman and Chief Executive Officer of the Company and each of its subsidiaries. The effect of the foregoing agreement is to afford voting control to the designees of Lipha with respect to matters determined by the Board. Lipha has designated Dr. Rudi D. Neirinckx to become President and Chief Operating Officer of the Company and each of its subsidiaries. The current Board has elected Dr. Neirinckx to such positions subject to and effective upon the Closing. Until the earlier of the Closing or the termination of the Stock Purchase Agreement, Dr. Neirinckx is serving the Company as a paid consultant. Pursuant to an agreement with no specific employment term, Dr. Neirinckx will, subject to the Closing, receive an annual salary of $250,000, and a minimum bonus of $25,000 in 1998. Dr. Neirinckx has received options to purchase up to 250,000 shares of Common Stock at an exercise price of $2.625 per share. The exercise price will increase to up to $4.00 per share if financial thresholds to be agreed upon are not attained. Such options automatically expire if the Stock Purchase Agreement does not close. See "Executive Compensation--Employment Agreements and Termination Arrangements."

  Mr. J. Neil Tabatznik is the Chairman of Genpharm, which will develop, manufacture and distribute products to the Company pursuant to the Distribution Agreement. Mr. Anthony S. Tabatznik is a board member of Merck Pharma which controls the pharmaceutical operations of Merck KGaA, including Genpharm, andDr. Scheuble is Deputy Member of the Executive Board of Merck KGaA. See "Proposal I--Election of Directors--Directors" and "--Certain Relationships and Related Transactions."

  Right of First Refusal. Lipha will have a right of first refusal for a period of six years following the Closing Date to purchase all, but not less than all, of any equity securities to be sold by the Company pursuant to any proposed non-registered offering or any registered offering solely for cash. If Lipha does not exercise its first refusal rights within 30 days of notice from the Company, the Company may sell such securities to any third party on substantially the same terms and conditions as first offered to Lipha. The Shares and the Option Shares do not have any preemptive rights.

  Limitations on Related Party Transactions and Business Combinations; Lock-up. Lipha has agreed, for a period of three years following the Closing Date, not to cause or permit the Company to engage in any transactions or enter into any agreements or arrangements with, or make any distributions to, any Affiliate or Associate (each as defined in the Stock Purchase Agreement) of Lipha without the prior written consent of a majority of the Company Designees. In addition, Lipha has agreed, for a period of three years following the Closing Date, not to propose that the Company, or to cause or permit the Company to, engage in business combinations or other extraordinary transactions, including mergers and tender offers, without the prior written consent of a majority of the Company Designees and the prior receipt of a fairness opinion from an independent nationally recognized investment bank.

  As a condition to the Closing, certain holders of options to purchase Common Stock, including Mr. Sawyer, Dr. Neirinckx and Mr. Tarriff, have agreed not to exercise their options for a period of three years and 10 days from the Closing Date and certain other holders, including the current directors of the Company, have agreed not to exercise more than one-third of their options annually commencing on the first anniversary of the Closing Date.

  The Closing is subject to certain conditions, including, but not limited to, obtaining all necessary consents, expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, Merck KGaA's purchase of the shares of Common Stock from Clal pursuant to the Clal Sale Agreement, absence of certain litigation, execution and delivery of the Services Agreements, confirmation of the fairness opinion by Gruntal & Co., L.L.C., financial advisor to the Company ("Gruntal"), and approval by the Company's shareholders of Proposals I, II and III described in this Proxy Statement.

  The foregoing description of the terms and conditions of the Stock Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Stock Purchase Agreement, a copy of which is attached hereto as Exhibit A and incorporated herein by reference.

  Merck KGaA and the Company have reached an agreement in principle for Merck KGaA to prepay in full the IPR Note in the principal amount of $600,000 on behalf of the Company in exchange for consideration relating to IPR to be agreed upon in the future. See "Proposal I--Election of Directors--Certain Relationships and Related Transactions--Clal Agreements."

  Distribution Agreement. In connection with the Stock Purchase Agreement, Genpharm and the Company have entered into a Distribution Agreement, dated March 25, 1998 (the "Distribution Agreement"), pursuant to which Genpharm granted exclusive distribution rights to the Company within the United States and certain other U.S. territories with respect to approximately 40 generic pharmaceutical products currently under development or being sold by Genpharm and its affiliates outside of the United States. Products may be added to or removed from the Distribution Agreement by mutual agreement of the parties. Genpharm is required to use commercially reasonable efforts to develop the products which are subject to the Distribution Agreement and is responsible for the completion of product development and for obtaining all applicable regulatory approvals. The Company will pay Genpharm a percentage of gross profits attributable to sales of such products. The Company believes that the Distribution Agreement is beneficial to the Company and its shareholders in that it immediately provides a potential pipeline of a significant number of additional products to be sold by the Company without the substantial financial investment and the accompanying risk involved with new product development. If the Closing does not occur before July 16, 1998, the Distribution Agreement will be immediately terminable at the option of Genpharm with respect to certain products and otherwise will be terminable at the option of Genpharm on March 25, 1999. The Company intends to reserve up to 120,000 shares of Common Stock for stock options to be granted, subject to applicable laws, to employees of Genpharm who provide services in connection with the Distribution Agreement. Executives of Merck KGaA and Genpharm will allocate such stock options to the Genpharm employees.

  Services Agreements. At, and as a condition to, the Closing, each of Merck KGaA and Genpharm will enter into separate Services Agreements, effective as of the Closing Date, to provide various services to the Company for a period of 36 months, including, but not limited to, rendering advice and providing technical support and assistance in the areas of research and development, regulatory compliance, manufacturing, quality control and quality assurance, administration, marketing and promotion (collectively, the "Services"). In consideration of providing the Services, the Company will issue, at the Closing, an Option to Merck KGaA to purchase up to 820,000 shares of Common Stock and an Option to Genpharm to purchase up to 351,040 shares of Common Stock.

  Options. The Options will entitle Merck KGaA and Genpharm to purchase up to an aggregate of 1,171,040 Option Shares at an exercise price of $2.00 per share with one-third of the total Option Shares vesting annually commencing on the first anniversary of the Closing Date. The Options will be exercisable at any time beginning three years and 10 days following the Closing Date and will terminate, to the extent unexercised, on April 30, 2003. The Options contain provisions that protect the holder against dilution by adjustment of the exercise price and the number of Option Shares issuable upon exercise in certain events, such as stock dividends, stock splits, consolidation, merger, or sale of all or substantially all of the Company's assets. The holders of the Options do not have any rights as shareholders of the Company unless and until the Options have been exercised. The Options and the Option Shares will not be registered under the Securities Act. However, the Option Shares may be registered upon the exercise of registration rights by the holders of the Options and/or Option Shares pursuant to certain demand and piggy-back registration rights under the Registration Rights Agreement described below.

  Clal Sale Agreement. Pursuant to a letter agreement, dated March 25, 1998, between the Company, Merck KGaA and Clal (the "Clal Sale Agreement"), Clal has agreed to sell to Merck KGaA (or its designee) on the Closing Date, an aggregate of 1,813,272 shares of Common Stock at a price of $2.00 per share. The consummation of the sale of such shares is conditioned upon the consummation of the Stock Purchase Agreement. Merck KGaA also agreed to pay Clal, on the second anniversary of the Closing Date, an amount equal to the excess, if any, of the weighted average trading price of all trades in shares of Common Stock on The New York Stock Exchange during the 30 trading days preceding such date over $2.00, multiplied by 500,000. In addition, Clal has the right to cause Merck KGaA and/or the Company to purchase Clal's remaining 500,000 shares of Common Stock during the five-day period commencing three years and five days after the Closing Date, in certain circumstances, at a price of $2.50 per share. If Clal does not exercise such right, then Merck KGaA and the Company have the right to cause Clal to sell its remaining shares in open market transactions and Merck KGaA and the Company will purchase from Clal all shares which have not been sold within 90 days. The shares of Common Stock to be purchased from Clal under the Clal Sale Agreement are referred to herein as the "Clal Shares." Clal has agreed, for the three-year and five-day period following the Closing, not to acquire or sell, directly or indirectly, any shares of Common Stock, other than pursuant to the Clal Sale Agreement, enter into any agreement with respect to the voting, holding or transferring of any shares of Common Stock or to propose or participate in any transactions involving the Company or recommend others to take any of such actions. Clal also agreed, pursuant to the Clal Sale Agreement, to vote all of its shares of Common Stock in favor of the election of all nominees for director and for Proposals II and III. Upon the Closing, the Clal Stock Purchase Agreement will terminate.

  Registration Rights Agreement. In consideration of the rights and benefits obtained by the Company under the Stock Purchase Agreement and the services that will be provided to the Company pursuant to the Services Agreements, and as a condition to the Closing, the Company will grant to Lipha, Merck KGaA and Genpharm (collectively, the "Holders") certain registration rights under a registration rights agreement, which will become effective as of the Closing Date (the "Registration Rights Agreement"). In general, the Holders will not be able to freely sell the Shares, the Option Shares or the Clal Shares (collectively, the "Registrable Shares") without registration under applicable securities laws or unless an exemption from registration is available.

  Starting nine months after the Closing, the Holders will be entitled to three demand registrations of Registrable Shares and two additional demand registrations if the Options are exercised. In addition, the

Company will grant to the Holders the right to register the Registrable Shares on each occasion that the Company registers shares of Common Stock, subject to certain limitations and exceptions. If the Company at any time registers shares of Common Stock for sale to the public, the Holders will agree not to sell publicly, make any short sale, grant any option for the purchase of or otherwise publicly dispose of shares of Common Stock during the same period during which directors and executive officers of the Company are similarly limited in selling the Company's securities up to 180 days after the effective date of the applicable registration statement.

  Upon the Closing, Merck KGaA will beneficially own approximately 42% of the outstanding Common Stock (including the Clal Shares to be purchased under the Clal Sale Agreement). If Merck KGaA and its affiliate exercise the Options (after they become exercisable three years and 10 days after the Closing Date) and Merck KGaA acquires all remaining Clal Shares three years and 10 days after the Closing Date, Merck KGaA would beneficially own approximately 46% of the outstanding Common Stock. As a result of its large stock ownership, Merck KGaA would likely be able to exercise control over matters requiring shareholder approval. This, together with Lipha's ability to designate a majority of the Company's directors, would likely have the effect of delaying, making more difficult or preventing any change in control of the Company not desired by Merck KGaA.

REASONS FOR THE PROPOSED TRANSACTION

  The United States generic pharmaceutical industry in which the Company operates has continued to be extremely competitive, with pricing pressures coming from both competitors and, more recently, the channels of distribution. As a result of this and the lack of significant profitable new products to sell, the Company has incurred significant operating losses in its last two fiscal years. In recognition of the foregoing, the Company has disclosed in its annual and quarterly reports its need to sell new products, whether distributed or manufactured, in order to offset continuing losses. As a result of its weakened financial condition, the Company has not had the resources to dedicate to the significant research and development activities necessary to develop additional new products. The Company has also disclosed its search for strategic alliances to strengthen its financial condition and product line. The Board believes that the Proposed Transaction addresses both of these needs through the Stock Purchase Agreement, the Services Agreements and the Distribution Agreement.

  The management of the Company, with Board discussion and review, actively pursued and carefully reviewed a number of potential financing and acquisition proposals over the past several years. However, no definitive agreements or binding letters of intent were entered into by the Company with any of the entities with which the Company had discussions. Although the Company has raised funds through a secured, asset-based line of credit, such funding is not permanent financing for the Company and alternative and additional funding is needed for the long-term requirements of the Company. In addition, the Company believed that it did not have available the necessary financial resources to support the Company's operations during the extended period of time likely to be required to search for and complete a different strategic transaction. Based upon internal discussions and discussions with financial advisors, the Board did not believe that a public offering or private placement of the Company's securities would likely raise capital for the Company sufficient to meet its long-term financing requirements on terms which are equivalent to or more advantageous than those available through the Proposed Transaction. Further, to the knowledge of the Company, there were no other viable strategic alliances available to it on equivalent or better terms.

  The management of the Company and the Board have carefully reviewed the terms of the Proposed Transaction as well as the financial strength and substantial pharmaceutical operations of Merck KGaA and its affiliates. Merck KGaA is a multi-national specialty pharmaceuticals, laboratory and chemicals company with in excess of $4 billion in annual sales, of which $2.5 billion in sales were derived from pharmaceuticals. Also, the Company has had successful business dealings with Genpharm and an affiliate since 1992 in the form of distribution agreements with the Company.

  The terms of the Stock Purchase Agreement, including the sale of the Shares, the grant of the Options for services and the related agreements were negotiated at arms' length between the Company and Merck KGaA and its affiliates. At its March 25, 1998 meeting, the Board unanimously determined that the price to be paid for the Shares and the transactions contemplated by the Stock Purchase Agreement, the Distribution Agreement, the Services Agreements and the Options are, taken as a whole, from a financial point of view, in the best interests of the Company and its shareholders. The determination of the Board was based upon consideration of a number of factors. The following list set forth the material factors the Board considered in its evaluation and approval of the Proposed Transaction:

    (i) the immediate cash investment provides necessary capital for the Company to reduce its borrowings, to fund its operations and to expand its business;

    (ii) the Distribution Agreement broadens the Company's existing generic product line with both near-term and long-term products which are expected to increase the Company's cash flow;

    (iii) the Distribution Agreement provides the Company with an immediate short-term and long-term product pipeline which would otherwise take the Company a significant number of years and financial resources to develop;

    (iv) because the Proposed Transaction involves the issuance of new capital stock to Lipha and not a buy-out of the Company's outstanding capital stock, existing shareholders of the Company will have the opportunity to participate in any future growth and profitability of the Company resulting from the Proposed Transaction, including through any increase in the market value of the Common Stock;

    (v) Merck KGaA's financial, product and operational strength could enable the Company to respond more effectively to the competitive and rapidly consolidating generic drug industry;

    (vi) the opportunities to achieve distribution, manufacturing and development efficiencies and synergies;

    (vii) the Services Agreements provide the Company with additional significant expertise and support in research and development, financing, marketing and manufacturing;

    (viii) the potential increases in product innovation resulting from the combination of the generic drug research and development activities of Merck KGaA and the Company;

    (ix) the absence of any known viable alternative strategic transactions or financings;

    (x) an alliance with a company of Merck KGaA's stature may enhance the Company's future business opportunities;

    (xi) the structure of the Proposed Transaction attempts to preserve the Company's ability to utilize its substantial Federal net operating loss carryforward; and

    (xii) the written opinion, dated March 25, 1998, of Gruntal to the effect that the price to be paid for the Shares and the transactions contemplated by the Stock Purchase Agreement, the Distribution Agreement, the Services Agreements and the Options are, taken as a whole, fair to the Company's shareholders from a financial point of view.

  The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive, but is believed to include the material factors considered by the Board. In view of the wide variety of information and factors considered, the Board did not find it practical to, and did not, quantify or otherwise assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors.

  THE BOARD HAS UNANIMOUSLY APPROVED THE STOCK SALE AND OPTION ISSUANCE AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE TO APPROVE THE STOCK SALE AND OPTION ISSUANCE.

OPINION OF THE COMPANY'S FINANCIAL ADVISOR

  The Company engaged Gruntal to render an opinion as to the fairness, from a financial point of view, of the consideration to be paid for the Shares and the transactions contemplated by the Proposed Transaction. On March 25, 1998, at a meeting of the Board held to evaluate the Proposed Transaction, Gruntal rendered to the Board an oral opinion (which opinion was subsequently confirmed by delivery of a written opinion, dated March 25, 1998, and confirmed in writing as of the date of this Proxy Statement), to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the price to be paid for the Shares and the transactions contemplated by the Stock Purchase Agreement, the Distribution Agreement, the Services Agreements and the Options are fair, taken as a whole, to the Company's shareholders from a financial point of view. In connection with its confirmatory letter dated the date of this Proxy Statement, Gruntal updated certain of the analyses performed in connection with its opinion, dated March 25, 1998, and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith. The scope of Gruntal's analyses in connection with its confirmation was more limited than that conducted in connection with its opinion letter, dated March 25, 1998.

  THE FULL TEXT OF THE WRITTEN OPINION OF GRUNTAL, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS OF THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS EXHIBIT B AND IS INCORPORATED HEREIN BY REFERENCE. GRUNTAL'S OPINION IS DIRECTED TO THE BOARD, ADDRESSES ONLY THE FAIRNESS OF THE PURCHASE PRICE FOR THE SHARES AND THE RELATED TRANSACTIONS FROM A FINANCIAL POINT OF VIEW TO THE COMPANY'S SHAREHOLDERS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE MEETING. THE SUMMARY OF THE OPINION OF GRUNTAL IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

  Overview of Analyses. Gruntal used both quantitative and qualitative assessments to evaluate the Company. Gruntal's determination that the consideration to be received by the Company in the proposed transaction is fair, from a financial point of view, to the shareholders of the Company was based on all qualitative and quantitative analyses described herein.

  For its quantitative evaluations, Gruntal calculated a range of values using four separate approaches: (i) a comparable company analysis based upon comparable publicly-traded companies, (ii) a discounted cash flow analysis,
(iii) a historical price and volume analysis, and (iv) a comparable transaction analysis based upon acquisitions of comparable companies. In making its determination, however, Gruntal reached the conclusion that certain approaches were more relevant and represented more direct comparability.

  Qualitative Considerations. In addition to quantitative analyses discussed below, Gruntal considered a number of qualitative factors related to the Company. Among the qualitative factors relating to the Company considered were: (i) for the past two fiscal years the Company has experienced significant operating losses primarily due to (a) the entry into the market of competition for two products where the Company had previously been the sole generic manufacturer, (b) industry wide pricing pressures on immediate release generic drug products, and (c) the lack of new product approvals; (ii) the Company's near-term product pipeline lacks any significant revenue or high margin products; (iii) its current weak balance sheet and projected continued operating losses, on a stand-alone basis, limits the Company's ability to develop and introduce new products; (iv) the Company has few significant non-operating assets to divest in order to generate cash to fund operations; (v) the Company went through a restructuring in fiscal 1997 to stem losses without providing any significant short-term impact; (vi) General Electric Capital Corporation, the Company's lender, waived events of default on three occasions, in fiscal year 1997; and (vii) management has held discussions over time with many generic drug companies in the industry to explore strategic alternatives and no known alternative strategic proposal is pending at a higher price.

  Among the qualitative factors relating to the strategic alliance between the Company and Merck KGaA, Gruntal noted that (i) a Merck KGaA investment provides capital for the Company to support and grow its current operations;
(ii) Gruntal believes an institutional equity private placement would be done at a discount to the market but would not provide the near-term products or other operating synergies provided by the Merck KGaA transaction; (iii) management believes that Merck KGaA provides an immediate short and long-term product pipeline which would take a significant amount of time and money to internally develop; (iv) Company management believes that the transaction provides an opportunity to achieve distribution, manufacturing and development efficiencies and/or synergies; (v) Company management believes that the Merck KGaA relationship may enable the Company to respond more fully to the competitive demands of the rapidly consolidating generic drug industry; (vi) the Distribution Agreement broadens the Company's existing generic product line and significantly adds to its near and long-term product pipeline; (vii) Company management believes that the Company and Merck KGaA may realize increased product innovation from the combination of their respective research and development activities in the generic drug areas; (viii) a significant capital/product infusion allows the Company shareholders to retain future upside in any stock appreciation; and (ix) the proposed structure attempts to preserve the Company's substantial Federal net operating loss carryforward.

  Comparable Company Analysis. Using publicly available information and information provided by Company management, Gruntal compared selected historical, current and projected operating and financial data, stock data and financial ratios for the Company with certain data from selected publicly-traded companies engaged primarily in the generic pharmaceutical business that, in Gruntal's judgment, were most closely comparable to the Company. The companies selected were: Alpharma, Inc., Copley Pharmaceutical, Inc., Duramed Pharmaceuticals, Inc. and IVAX Corporation (the "Comparable Companies"). Gruntal reviewed, among other things, the following data with respect to the Comparable Companies: (i) operating statement data, including latest 12 months ("LTM") net revenues; (ii) LTM operating cash flow ("LTM EBITDA"); (iii) LTM operating income ("LTM EBIT"); (iv) LTM net income; (v) estimated 1998 net income; and (vi) estimated 1999 net income. Estimated net income for 1998 and 1999 for Comparable Companies, was based on median earnings per share for 1998 and 1999 forecasted by the Institutional Brokers Estimate System ("IBES") multiplied by the fully diluted shares outstanding. Utilizing this information, Gruntal calculated a range of market multiples for the Comparable Companies by dividing the "Enterprise Value" (total common shares outstanding multiplied by closing market price per share on March 23, 1998 or "Market Equity Value", plus total debt and preferred stock, minus cash and cash equivalents) for each Comparable Company by, among other things, such company's LTM net revenues, LTM EBITDA and LTM EBIT, and by dividing each of the Comparable Company's Market Equity Value by, among other things, the company's LTM net income, and estimated 1998 and 1999 net incomes. For the Comparable Companies: (i) the LTM net revenue multiples ranged from 0.9x to 2.8x (1.6x mean); (ii) the LTM EBITDA multiples ranged from 11.2x to 12.8x (12.0x mean); (iii) the LTM EBIT multiples ranged from 18.6x to 48.2x (33.4x mean); (iv) the LTM net income multiples ranged from 34.9x to 237.5x (136.2x mean); (v) the estimated 1998 net income multiples ranged from 24.7x to 35.0x (29.9x mean); and (vi) the estimated 1999 net income multiples ranged from 19.6x to 35.0x (25.3x mean).

  Due to the lack of current earnings and cash flow and forecasted earnings of the Company, Gruntal focused its analysis on Enterprise Value/LTM net revenues multiple. Gruntal derived an Enterprise Value/LTM net revenues multiple range of 0.9x to 1.0x as the high end of this range which is approximately the low end of the Comparable Companies range (0.9x to 2.8x). This low multiple range (as compared to the Comparable Companies) was used to reflect that a portion of the Company's revenue is derived from low margin products and products distributed but not manufactured by the Company and that the Company's products have lower margins than the Comparable Companies' products.

  Based on a price of $2.00 per share for the Common Stock, the Company's implied LTM net revenue multiple, calculated on the same basis as the Comparable Companies, was 0.9x.

  Because of the inherent differences in the business, operations, and prospects of the Company and the businesses, operations and prospects of the Company's Comparable Companies, Gruntal believes it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, but rather also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of the Comparable Companies that would affect the public trading values of each as compared to the Company.

  Comparable Transaction Analysis. Gruntal also was limited in its ability to perform a Comparable Transaction Analysis of the Company due to the lack of minority investment transactions for which valuation data is publicly available involving companies which are closely comparable to the Company on an operating, product and financial basis. Furthermore, eight of the 10 transactions reviewed by Gruntal were mergers or sales of a majority interest. Of the remaining two transactions, one was pending and had limited public data available and the second transaction represented the purchase by the majority owner of the remaining minority interest.

  Gruntal reviewed selected publicly-available financial data, including Enterprise Value (at the effective date of the transaction) to net revenues, Enterprise Value to EBITDA, Enterprise Value to EBIT, and Market Equity Value to net income, regarding 10 acquisitions of selected generic pharmaceutical companies. The 10 transactions selected, which took place between December 2, 1992 and February 10, 1998, were as follows: (i) the acquisition of Biocraft Laboratories, Inc. by Teva Pharmaceutical Industries; (ii) the acquisition of Marsam Pharmaceuticals, Inc. by Schein Pharmaceuticals, Inc.; (iii) the acquisition of Circa Pharmaceuticals, Inc. by Watson Pharmaceuticals, Inc.;
(iv) the acquisition of Royce Laboratories, Inc. by Watson Pharmaceuticals, Inc.; (v) the acquisition of Zenith Laboratories, Inc. by IVAX Corp.; (vi) the acquisition of Hi-Tech Pharmacal Co., Inc. by Circa Pharmaceuticals, Inc.;
(vii) the acquisition of McGaw, Inc. by IVAX Corp.; (viii) the acquisition of a majority interest in Copley Pharmaceutical Inc. by Hoechst Celanese Corp.;
(ix) the acquisition of the remaining minority interest not already owned in Faulding, Inc. by FH Faulding & Co. Ltd.; and (x) the acquisition of a minority interest in Halsey Drug Co. by Galen Associates which is pending completion and has limited financial data available.

  The analysis considered the multiples of each of the aforementioned selected data points based upon the selected transactions. As in the case of the Comparable Companies Analysis, the lack of current earnings and cash flow pose a potential barrier to deriving a meaningful valuation. Gruntal focused its analysis on Enterprise Value/LTM net revenues multiple. Gruntal derived an Enterprise Value/LTM net revenues multiple of approximately 1.4x as the high end of this range which is approximately the low end of the Comparable Transaction Analysis range (1.4x to 5.4x). As in the Comparable Companies Analysis, this low multiple range (as compared to the comparable transactions) was used to reflect that a portion of the Company's revenue is derived from low margin products and products distributed but not manufactured by the Company.

  Based on a price of $2.00 per share for the Common Stock, the Company's implied LTM net revenue multiple, calculated on the same basis as the Comparable Companies, was 0.9x.

  None of such acquisitions, however, took place under market conditions or competitive circumstances that were directly comparable to those of the acquisition of a minority interest in the Company by Merck KGaA, and each of the acquired companies is distinguishable from the Company in certain respects. Accordingly, an analysis of the results for the foregoing is not mathematical nor necessarily precise; rather it involves complex consideration and judgment concerning differences in financial and operating characteristics of companies and other factors that could affect results. In particular, Gruntal considered the strategic fit of the corporate alliance between the Company and Merck KGaA, the Company's current product mix and product pipeline, the product pipeline offered by Merck KGaA and the proceeds from the transaction. These qualitative judgements were utilized to confirm the findings based on Gruntal's quantitative analysis. These qualitative judgments do not lead to specific conclusions regarding the transaction value or multiples, but rather were part of Gruntal's evaluation.

  Discounted Cash Flow Analyses. Gruntal performed two discounted cash flow ("DCF") analyses, one for the Company on a stand-alone basis and the other including Merck KGaA' s Distribution Agreement to reflect the potential future benefit of the strategic alliance over and above the infusion of capital. Both analyses were based on four-year projections using financial information provided by the Company's management for the years ending September 30, 1998 through September 30, 2001. For the two DCF analyses, Gruntal discounted the projected unleveraged free cash flows (earnings before interest and taxes, plus after-tax interest expense and depreciation and amortization, less change in net working capital and less capital expenditure) for the respective four years and the terminal value (calculated as a multiple of EBIT). From this Enterprise Value, Gruntal subtracted all debt obligations appearing on the Company's balance sheet at December 27, 1997, and added the cash balance on such balance sheet to arrive at an implied equity value ("Equity Value"). The terminal value was computed by applying multiples ranging from 12.0x to 16.0x to the forecasted EBIT of the last year projected. Gruntal applied a discount rate of 30.0% based on its estimates of the Company's weighted average cost of capital. Further, Gruntal performed sensitivity analyses to understand the effects on Equity Value from changes in the discount rate and the terminal value. Based on management's four-year projections for the fiscal years ending September 30, 1998 through September 30, 2001, the implied equity value for the Company divided by its fully diluted shares outstanding rendered an implied equity value per share ("Implied Equity Value Per Share").

  The Implied Equity Value Per Share on a stand-alone basis ranged from $0.15 per share to $0.51 per share. The DCF analysis incorporating the Distribution Agreement offered an Implied Equity Value Per Share that ranged from $3.93 per share to $5.55 per share. Therefore, the DCF analysis showed the Implied Equity Value Per Share rising as a result of the Distribution Agreement.

  Historical Price and Volume Analysis. Gruntal reviewed the weekly closing price and volume of the Common Stock during the four, eight and 12-month periods and the three and five-year periods ending March 23, 1998, as well as reviewed daily closing price and volume during the one-year period ending March 23, 1998. Gruntal also indexed the Company's stock performance over the one-year period against an index of the stock prices over such periods of the Comparable Companies. Gruntal noted that on an indexed basis over a one-year period, the Company performed below the Comparable Company index. Gruntal also tested the frequency distribution for price sensitivity of the Common Stock. Gruntal noted that the Company experienced significant volatility and a net decline in stock price during the 12-months ended March 20, l998, largely as a result of the competitive market environment for new drugs in the generic drug industry and continued operating losses by the Company. The high, low and average closing prices for the Common Stock for the 12-month period ended March 23, 1998 were $3.75, $1.13 and $2.31, respectively. The high, low and average closing prices for the Common Stock for the six-month period ended March 23, 1998 were $2.75, $1.13 and $2.07, respectively. Gruntal noted the assumed transaction price of $2.00 per share represents a slight discount to the six month and 12-month average share price. Gruntal determined that over the last four, eight and 12 months approximately 56.0%, 38.0% and 28.9%, respectively, of the Common Stock traded below $2.00 per share. In addition, Gruntal observed that the Common Stock did not trade higher than $2.00 between November 17, 1997 and January 16, 1998.

  Based on Gruntal's quantitative and qualitative analysis, Gruntal believes as described above that the Proposed Transaction is fair, from a financial point of view, to the shareholders of the Company.

  The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required for approval of Proposal II.

  IF PROPOSAL II IS NOT APPROVED, IF THE STOCK PURCHASE AGREEMENT TERMINATES OR IF THE PROPOSED TRANSACTION IS NOT CONSUMMATED FOR ANY OTHER REASON, THE ELECTION OF THE SEVEN NOMINEES AS DIRECTORS AS DESCRIBED IN PROPOSAL I WILL NOT BECOME EFFECTIVE AND THE COMPANY'S CERTIFICATE OF INCORPORATION WILL NOT BE AMENDED AS DESCRIBED IN PROPOSAL III, EVEN IF EITHER OR BOTH OF SUCH PROPOSALS ARE APPROVED BY THE COMPANY'S SHAREHOLDERS AT THE MEETING. IF PROPOSAL II IS NOT APPROVED BY THE SHAREHOLDERS AT THE MEETING, EACH OF LIPHA AND THE COMPANY WILL HAVE A RIGHT TO TERMINATE THE STOCK PURCHASE AGREEMENT. IN SUCH EVENT, IT IS THE PRESENT INTENTION OF THE COMPANY TO DISCUSS WITH MERCK KGAA AND ITS AFFILIATES ENTERING INTO ALTERNATIVE TRANSACTIONS, SUBJECT TO APPLICABLE LAWS AND REGULATIONS. NO SPECIFIC ALTERNATIVE TRANSACTIONS ARE CURRENTLY PROPOSED. FURTHER, IF PROPOSAL II IS APPROVED BY THE COMPANY'S SHAREHOLDERS AT THE MEETING, BUT EITHER OR BOTH OF PROPOSAL I AND PROPOSAL III ARE NOT APPROVED BY THE COMPANY'S SHAREHOLDERS AT THE MEETING OR IF THE STOCK PURCHASE AGREEMENT IS TERMINATED, THE COMPANY WILL NOT CONSUMMATE THE STOCK PURCHASE AGREEMENT AND THE ELECTION OF DIRECTORS AS DESCRIBED IN PROPOSAL I WILL NOT BECOME EFFECTIVE AND THE COMPANY'S CERTIFICATE OF AMENDMENT WILL NOT BE AMENDED AS DESCRIBED IN PROPOSAL III.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF PROPOSAL II.

                                 PROPOSAL III

                      INCREASE IN AUTHORIZED COMMON STOCK

  The Board has proposed an amendment to Article IV of the Company's Certificate of Incorporation to increase the authorized number of shares of Common Stock from 60,000,000 to 90,000,000 shares upon the consummation of the Stock Purchase Agreement (the "Common Stock Amendment"). Unless the authorized number of shares of Common Stock is increased, the Company will not have a sufficient number of authorized shares of Common Stock to consummate the Proposed Transaction.

  As of April 30, 1998, 18,890,153 shares of Common Stock were issued and outstanding. In addition, 3,507,957 shares of Common Stock were reserved as of such date for future issuance upon the exercise of outstanding stock options and warrants, for future grants of stock options and other equity awards under the Company's existing stock option plans and under the Company's employee stock purchase plan. Further, there is outstanding one stock purchase right for each share of Common Stock outstanding. There is also one right reserved for each share of Common Stock reserved for issuance upon exercise of outstanding stock options and warrants. The rights, issued pursuant to the Rights Agreement, dated August 8, 1991, between the Company and First City Transfer Company, as successor rights agent, entitle the holder to purchase one share of Common Stock for each right held, in certain circumstances. Accordingly, 22,398,110 shares of Common Stock are presently reserved to cover potential exercise of the rights. If the Proposed Transaction is approved, 10,400,000 shares of Common Stock will be issued to Lipha and 1,171,040 shares of Common Stock will be reserved for potential exercise of the Options of Merck KGaA and Genpharm, and an additional 11,571,040 stock purchase rights will be issued or subject to issuance to such entities requiring a reservation of a corresponding number of shares of Common Stock.

  The purpose of the proposed Common Stock Amendment is to provide additional shares of Common Stock for the consummation of the Proposed Transaction and for other valid corporate purposes without further shareholder approval unless required by applicable law or regulation. Those corporate purposes may include, among other things, offerings to raise additional capital, management incentive and employee benefit plans, expansion of the Company's business through investments or acquisitions, stock dividends, stock splits, and new stock incentive plans. The Company has no present plans, understandings, or agreements for the issuance or use of additional Common Stock, other than in connection with the Proposed Transaction and options, warrants and rights outstanding or to be granted in the ordinary course of business. The Board believes the Common Stock Amendment is in the best interests of the Company because it is necessary to effect the Proposed Transaction and the Board thereafter also will have the flexibility to promptly issue additional shares of Common Stock when the need and appropriate opportunities arise. The issuance of additional shares of Common Stock authorized under the proposed Common Stock Amendment would reduce the proportionate voting interest in the Company held by current shareholders. Current holders of Common Stock have no preemptive rights.

  Although the Board has no present intention of doing so, the Company's authorized but unissued Common Stock could be issued in one or more transactions which would make a takeover of the Company more difficult or costly. Issuing additional shares of Common Stock in the future could also have the effect of diluting the ownership of persons seeking to obtain control of the Company. The Common Stock Amendment is not intended to deter future takeovers of the Company, nor is the Board currently proposing to shareholders any anti-takeover measures.

  The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required for approval of Proposal III.

  IF PROPOSAL III IS NOT APPROVED, THE ELECTION OF THE SEVEN NOMINEES AS DIRECTORS AS DESCRIBED IN PROPOSAL I WILL NOT BECOME EFFECTIVE AND THE STOCK SALE AND OPTION ISSUANCE AS DESCRIBED IN PROPOSAL II WILL NOT OCCUR, EVEN IF EITHER OR BOTH OF SUCH PROPOSALS ARE APPROVED BY THE COMPANY'S SHAREHOLDERS AT THE MEETING. FURTHER, IF PROPOSAL III IS APPROVED BY THE COMPANY'S SHAREHOLDERS AT THE MEETING, BUT EITHER OR BOTH OF PROPOSAL I AND PROPOSAL II ARE NOT APPROVED BY THE COMPANY'S SHAREHOLDERS AT THE MEETING OR

IF THE STOCK PURCHASE AGREEMENT IS TERMINATED, THE COMPANY WILL NOT CONSUMMATE THE STOCK PURCHASE AGREEMENT AND THE ELECTION OF DIRECTORS AS DESCRIBED IN PROPOSAL I WILL NOT BECOME EFFECTIVE AND THE COMPANY'S CERTIFICATE OF AMENDMENT WILL NOT BE AMENDED AS DESCRIBED IN THIS PROPOSAL III.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF PROPOSAL III.

                                  PROPOSAL IV

                       APPROVAL AND ADOPTION OF THE 1997
                          DIRECTORS STOCK OPTION PLAN

GENERAL

  At the Meeting, the holders of Common Stock will be asked to vote upon a proposal to approve and adopt the Company's 1997 Directors Stock Option Plan (the "Directors Plan"). On October 28, 1997, the Board approved the Directors Plan, subject to the approval and adoption of the Directors Plan by the shareholders of the Company not later than October 28, 1998. The purposes of the Directors Plan are to advance the interests of the Company by affording eligible directors an opportunity and additional incentive to acquire, maintain and increase their ownership interests in the Company and thereby encourage continued service. In connection with the adoption of the Directors Plan, the Board decided to terminate the 1995 Directors Stock Option Plan subject to approval of the Directors Plan at the Meeting. The approval of the Directors Plan will have no effect upon the Company's 1989 Directors Stock Option Plan (the "1989 Plan"), except that current non-employee directors will surrender for cancellation options granted under the 1989 Plan for an equal number of options under the Directors Plan as described below. See "--Summary of Directors Plan."

SUMMARY OF DIRECTORS PLAN

  The Company has reserved for issuance under the Directors Plan 500,000 shares of Common Stock. Options granted under the Directors Plan may be granted only to directors of the Company who are not employees of the Company or otherwise eligible to receive options under any other plan adopted by the Company (each, an "Eligible Director"). Such options do not qualify as incentive stock options within the meaning of Section 422 of the Code.

  If approved by the Company's shareholders, the Directors Plan provides for automatic annual grants of stock options to purchase 5,000 shares of Common Stock to each Eligible Director on the date of the director's initial election to the Board and on each succeeding date that the shareholders elect directors at a meeting (a "Date of Grant"). No Eligible Director will receive more than one automatic annual grant in a year. Further, Eligible Directors will be entitled to receive on each Date of Grant an additional grant of options to purchase 6,000 shares of Common Stock as long as the Eligible Director owns at least 2,500 shares of issued Common Stock (the "Additional Grant"). In order to receive an Additional Grant on any subsequent Date of Grant, the Eligible Director must own at least an additional 2,500 shares of issued Common Stock for each Date of Grant. Subject to approval of the Directors Plan by the shareholders at the Meeting, all current Eligible Directors will receive an option to purchase 10,000 shares of Common Stock, at an exercise price of $2.25 per share, for each year such director served on the Board, in exchange for the surrender for cancellation of all stock options then held by the Eligible Director, but in no case will such grant exceed the number of stock options surrendered. Also, current Eligible Directors will receive an option to purchase an additional 6,000 shares of Common Stock, at an exercise price of $2.25 per share, if such Director owned at least 2,500 shares of Common Stock on April 1, 1998. The exercise price for options granted under the Directors Plan will be, in general, the closing sale price of the Common Stock on the date of grant.

  Any option granted under the Directors Plan will become exercisable in full on the first anniversary of the Date of Grant, provided that the Eligible Director has not been removed for "cause" as a member of the Board on or prior to the first anniversary of the Date of the Grant. To the extent options granted under the Directors Plan become exercisable, such options will remain exercisable until the tenth anniversary of the Date of Grant and will remain exercisable regardless of whether the Eligible Director continues to serve as a member of the Board. If an Eligible Director fails to continue to own a number of shares of Common Stock equal to the numbers of shares which were conditions to the Additional Grant(s), such Additional Grant(s) will automatically terminate.

  If an unexercised option expires or terminates (in whole or in part) for any reason, the shares allocable to the unexercised portion of the option will be available for future grants of options under the Directors Plan. The aggregate number of shares of Common Stock as to which options may be granted, the number of shares covered by each option and the option exercise price will be adjusted in the event of stock splits, stock dividends or other capital adjustments.

  Pursuant to its terms, the Directors Plan will terminate on October 28, 2008, and no options may be granted after that date. The provisions of the Directors Plan will, however, continue thereafter to govern all options previously granted, until the exercise, expiration or cancellation thereof. The Board may, however, terminate the Directors Plan at an earlier date and may amend the Directors Plan from time to time.

  No option is transferable other than by will or the laws of descent and distribution or by a qualified domestic relations order as defined under the Code and no option may be exercised by anyone other than the optionee, except that if the optionee dies or becomes incapacitated, the option may be exercised by the optionee's estate, legal representative or beneficiary, subject to all other terms of the Directors Plan. The Directors Plan will be administered by the entire Board.

  All of the current directors of the Company, and all of the nominees for election as directors will be eligible to receive options under the Directors Plan. Messrs. A. Tabatznik and N. Tabatznik, nominees for election as directors of the Company, have orally waived their rights to receive options under the Directors Plan. In connection with, and subject to, the consummation of the Stock Purchase Agreement, all current Eligible Directors have agreed not to exercise any stock options, including stock options acquired under the Directors Plan (even though the stock options may be otherwise exercisable) during the three years following the Closing Date, except that installments of one-third of the stock options may be exercised on the first, second and third anniversaries of the Closing Date.

  The foregoing is a summary of the Directors Plan. This summary does not purport to be complete, and is qualified in its entirety by reference to the text of the Directors Plan. A copy of the Directors Plan is available upon written request from the Company's Secretary at no charge.

NEW PLAN BENEFITS

  The following table sets forth the dollar value of benefits and number of shares underlying options if the Directors Plan is approved.

                                                            DOLLAR     NUMBER OF
                     NAME AND POSITION                      VALUE       OPTIONS
                     -----------------                     --------    ---------
   Kenneth I Sawyer......................................       --          --
    President, Chief Executive Officer and Chairman
   Dennis J. O'Connor....................................       --          --
    Vice President, Chief Financial Officer and Secretary
   Executive Group.......................................       --          --
   Non-Executive Director Group..........................  $455,000(1)  260,000
   Non-Executive Officers Employee Group.................       --          --

--------
(1) Represents the total net realizable value, after payment of the stock option exercise price, if grants of stock options made under the Directors Plan were exercised on May 5, 1998. Such stock option grants are conditioned upon shareholder approval of the Directors Plan at the Meeting.

  The closing price of the Common Stock on The New York Stock Exchange on May 5, 1998 was $4.00.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following is a brief summary of certain Federal income tax aspects of stock options to be granted under the Directors Plan based upon the Code and other statutes, regulations and interpretations in effect on the date of this Proxy Statement. The summary is not intended to be exhaustive and does not include any state, local or foreign income or other tax consequences.

  Any option granted under the Directors Plan is not intended to qualify as an "incentive stock option", as that term is defined in Section 422 of the Code. Neither the option holder nor the Company will incur any Federal income tax consequences upon the grant of an option under the Directors Plan. Generally, the option holder will recognize, on the date of exercise, ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the shares of Common Stock on the date of exercise over the exercise price thereof.

  On a subsequent sale of any shares obtained upon the exercise of an option, the participant will recognize capital gain or loss equal to the difference, if any, between the amount realized and his or her tax basis in the shares. The tax basis of the shares, for purposes of computing taxable gain or loss, will be the sum of the exercise price and the amount of ordinary income recognized on the date of exercise.

  For Federal income tax purposes, the Company is generally entitled to a deduction in an amount equal to the ordinary compensation income recognized by the option holder, to the extent that such income is considered reasonable compensation under the Code. Generally, the Company will be entitled to claim such deduction in the fiscal year containing the last day of the calendar year in which the option is exercised.

  The Company believes the adoption of the Directors Plan is in the best interests of the Company and its shareholders. The affirmative vote of a majority of the votes cast in person or by proxy at the Meeting is required for approval of the Directors Plan.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF PROPOSAL IV.

                             INDEPENDENT AUDITORS

  The Board has selected the firm of Arthur Andersen LLP, independent certified public accountants, to act as independent public accountants for the Company for the 1998 fiscal year. Arthur Andersen LLP has acted in such capacity for the Company from the fiscal year ended September 30, 1995. A representative of Arthur Andersen LLP is expected to be present at the Meeting. Such representative will have the opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.

                                 OTHER MATTERS

  At the date of this Proxy Statement, the Board has no knowledge of any business which will be presented for consideration at the Meeting, other than as described above. If any other matter or matters are properly brought before the Meeting or any adjournment(s) thereof, it is the intention of the persons named in the accompanying form of proxy to vote proxies on such matters in accordance with their judgment.

                      SUBMISSION OF SHAREHOLDER PROPOSALS

  Any proposal which is intended to be presented by any Company shareholder for action at the 1999 Annual Meeting of Shareholders must be received in writing by the Secretary of the Company, at One Ram Ridge Road, Spring Valley, New York 10977, not later than January 5, 1999 in order for such proposal to be considered for inclusion in the proxy statement and form of proxy relating to the 1999 Annual Meeting of Shareholders.

                                          By Order of the Board of Directors

                                          Dennis J. O'Connor
                                          Secretary

Dated: May 5, 1998

                                                                      EXHIBIT A

  STOCK PURCHASE AGREEMENT, dated March 25, 1998, between Pharmaceutical Resources, Inc., a New Jersey corporation (the "Company"), whose principal offices are located at One Ram Ridge Road, Spring Valley, New York 10977, and Lipha Americas, Inc., a Delaware corporation (the "Purchaser"), whose principal offices are located at 1209 Orange Street, Wilmington, Delaware 19801.

  WHEREAS, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company, 10,400,000 restricted shares (the "Shares") of the Company's common stock, par value $.01 per share ("Common Stock");

  WHEREAS, concurrently with the execution and delivery of this Agreement, Merck KGaA, an affiliate of the Purchaser ("Merck"), and Clal Pharmaceutical Industries, Ltd. ("Clal") are entering into a stock purchase agreement pursuant to which Merck (or its designees) will, subject to the terms and conditions thereof, purchase from Clal certain shares of Common Stock beneficially owned by Clal (the "Clal Stock Purchase Agreement"), the consummation of which transaction shall occur at the time of the consummation of the transactions contemplated by this Agreement;

  WHEREAS, concurrently with the execution and delivery of this Agreement and as an inducement to the Company to enter into this Agreement, the Company and Genpharm, Inc. ("Genpharm"), an affiliate of the Purchaser, are entering into a distribution agreement pursuant to which, and subject to the conditions contained therein, the Company shall distribute certain products of Genpharm, substantially in the form of Exhibit A hereto (the "Distribution Agreement");

  WHEREAS, at the Closing (as defined in Section 1.2 hereof), the Company and Genpharm and Merck shall enter into services agreements substantially in the form of Exhibit B hereto (collectively, the "Services Agreements"; each individually referred to herein as a "Services Agreement") pursuant to which Merck and Genpharm shall render certain significant services to the Company, in consideration of, among other things, the issuance by the Company to Merck and Genpharm of certain five-year stock options exercisable commencing in the year 2001 to acquire up to an aggregate of 1,171,040 additional shares of Common Stock (the "Option Shares"), substantially in the form of Exhibit C hereto (collectively, the "Options"; each individually referred to herein as an "Option");

  WHEREAS, the Company has received a fairness opinion from Gruntal & Co., L.L.C. ("Gruntal") to the effect that the Purchase Price (as defined in Section 1.1 hereof) and the transactions contemplated by this Agreement, the Distribution Agreement, the Services Agreements and the Options are, taken as a whole, from a financial point of view, fair to the holders of Common Stock;

  WHEREAS, the Company's Board of Directors has approved the execution and performance of this Agreement, the Distribution Agreement, the Services Agreements and the Options, and has determined that the transactions contemplated hereby and thereby are in the best interests of the Company and its shareholders; and

  WHEREAS, the Company and the Purchaser desire to set forth their mutual agreements with respect to the sale and purchase of the Shares and as to the other matters set forth herein.

  NOW, THEREFORE, in consideration of the premises and of the mutual agreements set forth herein, the parties hereto agree as follows:

  SECTION 1. Closing Transactions.

  1.1 Purchase and Sale of Shares. At the Closing, the Company shall sell to the Purchaser, and the Purchaser shall, or shall cause its designee to, purchase from the Company, upon the terms and subject to the conditions hereinafter set forth, the Shares for an aggregate cash purchase price of $20,800,000 (the "Purchase Price"), or $2.00 per Share.

  1.2 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Hertzog, Calamari & Gleason, 100 Park Avenue, 23rd Floor, New York, New York, at 10:00 A.M., on the second business day following the date on which all of the conditions set forth in Sections 4 and 5 hereof shall have been satisfied or, to the extent permitted, waived, or at such other place, time and/or date as the parties may agree (the "Closing Date"); provided, that the Closing Date shall not occur before June 1, 1998.

  1.3 Closing Deliveries. (a) At the Closing, the Company shall deliver to the Purchaser, Merck and Genpharm, as applicable:

  (i) a stock certificate or certificates representing the Shares, registered in the name of the Purchaser or, subject to Section 13.2 hereof, its designee on the Company's books and containing no legends other than as set forth in Section 9.2 hereof and as required under the Rights Agreement (as defined in Section 7.11 hereof);

  (ii) a registration rights agreement, duly executed by the Company, substantially in the form of Exhibit D hereto (the "Registration Rights Agreement");

  (iii) the certificates of officers of the Company referred to in Sections
        5.1 and 5.2 hereof;

  (iv) the agreements covering the Options, duly executed by the Company;

  (v) the opinion of counsel referred to in Section 5.3 hereof;

  (vi) the Services Agreements, duly executed by the Company;

  (vii) the agreement of the Chairman of the Company referred to in Section
        7.10 hereof; and

  (viii) the agreement of Kenneth Sawyer referred to in Section 7.3(e) hereof.


  (b) At the Closing, the Purchaser, Merck and Genpharm, as applicable, shall deliver to the Company:

  (i) the Purchase Price, in the form of a wire transfer of immediately available funds to an account designated by the Company;

  (ii) the Registration Rights Agreement, duly executed by the Purchaser, Merck and Genpharm;

  (iii) the certificates of officers of the Purchaser referred to in Sections
        4.1 and 4.2 hereof;

  (iv) the opinion of counsel referred to in Section 4.3 hereof;

  (v) the Services Agreements, duly executed by Merck or Genpharm, as applicable;

  (vi) the agreements covering the Options, duly executed by Merck or Genpharm, as applicable; and

  (vii) the agreement of the Purchaser (and its Affiliates) referred to in
        Section 7.3(e) hereof.

  SECTION 2. Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser as follows:

  2.1 Organization. Each of the Company, and any corporation with respect to which the Company owns a majority of the common stock, or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors, or has the power to control or direct the actions of such corporation, all of which are set forth on Schedule 2.11 hereto (collectively, the "Subsidiaries", each individually referred to herein as a "Subsidiary"), is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, as set forth on Schedule
2.11. Each of the Company and its Subsidiaries has all necessary corporate power and authority to own or lease its properties and to conduct its business as now being conducted. Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the property owned, leased or operated by it, or the nature of the business conducted by it, requires such qualification under applicable law, except where the failure to be so qualified would not result in a Material Adverse Effect (as defined in Section 2.10 hereof).

  2.2 Authorization. The execution, delivery and, subject to obtaining the approval (the "Shareholders' Approval") of the holders of (i) a majority of the outstanding shares of Common Stock for the issuance of the Shares, the delivery of the Options and the issuance of the Option Shares, (ii) a majority of the outstanding shares of Common Stock for the amendment of the Company's certificate of incorporation in order to increase the number of authorized shares of Common Stock and (iii) a plurality of the shares of Common Stock voted at a meeting for the election of the Nominees (as defined in Section 7.3 hereof) (the preceding clauses (i), (ii) and (iii) to be individually referred to herein as a "Proposal" and collectively as the "Proposals"), the performance by the Company of this Agreement, the other agreements referred to herein and the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action by the Company. This Agreement constitutes, and each other agreement referred to herein, upon due execution and delivery, will constitute, the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy laws and other similar laws affecting creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

  2.3 Non-contravention. Neither the execution, delivery or performance of this Agreement and the other agreements referred to herein nor the consummation of the transactions contemplated hereby or thereby will, subject to obtaining the Shareholders' Approval, violate or be in conflict with any provision of the certificate of incorporation or by-laws of any of the Company and its Subsidiaries; subject to obtaining the Shareholders' Approval, and except as set forth on Schedule 2.3 hereto, violate or be in conflict with any material note, bond, lease, mortgage, indenture, license, contract, commitment, franchise, permit, instrument or other material agreement or obligation to which any of the Company and its Subsidiaries is a party or by which it is bound; violate or be in conflict with any law, judgment, decree, order, regulation or ordinance by which any of the Company and its Subsidiaries is bound or affected; or result in the creation or imposition of any liens, charges, pledges or other encumbrances ("Liens") in favor of any third party upon any property or assets of the Company and its Subsidiaries.

  2.4 Authorization of the Shares. Subject to obtaining the Shareholders' Approval, all corporate action necessary for the issuance, sale and delivery of the Shares has been taken by the Company and, when issued and delivered upon payment in full of the Purchase Price, the Shares will be validly issued, fully paid and nonassessable, free and clear of any and all Liens. Subject to obtaining the Shareholders' Approval, the Option Shares will be validly authorized for issuance and, when and if issued upon payment in full of the exercise price for the Option Shares in accordance with the terms of the Options, the Option Shares will be validly issued, fully-paid and nonassessable, free and clear of any and all Liens.

  2.5 Capitalization. The authorized capital stock of the Company consists of 60,000,000 shares of Common Stock, of which no more than 18,923,000 shares are issued and outstanding as of the date hereof, and 6,000,000 shares of preferred stock, par value $.0001 per share, of which no shares are issued and outstanding as of the date hereof. The Company holds no treasury shares. All outstanding shares of Common Stock have been duly and validly issued and are fully-paid and nonassessable. There are no outstanding securities exchangeable or convertible into, or options, warrants, or rights to subscribe for, or to purchase, or commitments to issue, any unissued shares of capital stock of any of the Company and its Subsidiaries, except as set forth on Schedule 2.5 hereto.

  2.6 Reports Under the Exchange Act. Since October 1, 1994, except as set forth on Schedule 2.6 hereto, the Company has filed with the Securities and Exchange Commission (the "SEC") in timely fashion all reports required to be filed by the Company pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") (as such reports may have been amended or supplemented, the "SEC Reports"). The Common Stock is registered under Section 12(b) of the Exchange Act. As of their respective filing dates with the SEC, the SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading.

  2.7 No Brokers or Finders. No person, firm or corporation has or will have, as a result of any act or omission by any of the Company and its Subsidiaries, any right, interest or valid claim against the Purchaser or any of the Company and its Subsidiaries for any commission, fee or other compensation as a finder or broker, or in any similar capacity, other than with respect to the opinion referred to in Section 4.9 hereof (the costs of which will be borne by the Company), in connection with the transactions contemplated by this Agreement.

  2.8 Governmental Authorizations; Third-Party Consents. No approval, consent, authorization or other action by, or notice to or filing with, any governmental authority or any other person or entity, and no lapse of a waiting period, is necessary or required in connection with the execution, delivery or performance by the Company of this Agreement, the other agreements referred to herein or the transactions contemplated hereby or thereby, except for (i) such filings or approvals required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder (the "HSR Act"), (ii) such filings or approvals as may be required to be obtained in connection with the manufacture and sale of products pursuant to the Distribution Agreement, (iii) the Shareholders' Approval of the Proposals by the requisite votes, (iv) such filings or approvals required to list the Shares and the Option Shares on the New York Stock Exchange and the Pacific Stock Exchange and (v) the matters set forth on
Schedule 2.8 hereto.

  2.9 Financial Statements. The audited financial statements of the Company included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1997 (the "Audited Statements") and the unaudited financial statements of the Company included in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1997 (the "Unaudited Statements") complied as to form with the requirements of the Exchange Act and except as disclosed therein or in the footnotes thereto and, except for the absence of notes and subject to year-end adjustments in the case of the Unaudited Statements, were prepared in accordance with United States generally accepted accounting principles. The Audited Statements and the Unaudited Statements fairly present, in all material respects, the consolidated financial condition and the consolidated results of operations of the Company as of the dates and for the periods indicated therein.

  2.10 Absence of Material Adverse Effect. Except as disclosed in the SEC Reports, since January 1, 1998, the business of the Company and its Subsidiaries has been operated in the ordinary course and substantially consistent with past practice. Since January 1, 1998, there has been no event or circumstance resulting in a material adverse effect on the properties, business and assets, liabilities, condition (financial or otherwise) or operations of the Company and its Subsidiaries, considered as a whole (a "Material Adverse Effect"). There has been no event or circumstance, since January 1, 1998, which would materially adversely affect the ability of the Company to perform its obligations under this Agreement, or any of the other agreements to be entered into in connection with this Agreement, or to consummate the transactions contemplated hereby and thereby.

  2.11 Subsidiaries; Other Equity Interests. Each Subsidiary of the Company and each other person in which the Company or any of its Subsidiaries has an equity interest is set forth on Schedule 2.11 hereto. Each Subsidiary is wholly (100%) owned by the Company. The authorized, issued and outstanding shares of the capital stock of each Subsidiary, and the record and beneficial ownership of the outstanding shares thereof, is as set forth on Schedule 2.11. There are no agreements or arrangements to which any Subsidiary is a party or by which it is bound for the redemption, repurchase or issuance of, and there are no options, warrants, puts, calls or other rights to subscribe for or purchase, shares of such Subsidiary's capital stock.

  2.12 No Third-Party Options. Except as contemplated hereby, as set forth on
Schedule 2.12 hereto, or as disclosed in the SEC Reports, there are no existing agreements, contracts, commitments, options, warrants or rights with, of or to any person which are binding on the Company or its Subsidiaries to acquire any of the Company's and its Subsidiaries' assets, properties, or rights or any interest therein (whether real, personal or mixed, tangible or intangible, wherever located and whether in the possession of the Company and its Subsidiaries or any other person), except for those entered into in the ordinary course of business consistent with past practice for the sale of inventory and/or which could not reasonably be expected to result in a Material Adverse Effect.

  2.13 Employee Matters.

  (a) The Company has delivered to the Purchaser a list of its and its Subsidiaries' current employees (the "Employees"). This list, attached hereto as Schedule 2.13(a), sets forth the current compensation, commissions or hourly rate of pay, date of birth, date and location of employment and job title for each Employee. Schedule 2.13(a) lists all agreements between the Company and its Subsidiaries and any Employee(s) with respect to the employment of any Employee(s). Except as set forth on Schedule 2.13(a), there are no outstanding loans with outstanding principal amounts in excess of $50,000 from the Company or any of its Subsidiaries to any Employees. Except as set forth on Schedule 2.13(a), no Employee is on disability or other leave of absence and the Company is not aware of the intent of any officer, executive employee or head of a department of any of the Company and its Subsidiaries to terminate his/her employment.

  (b) Schedule 2.13(b) hereto lists each "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not covered by ERISA, that any of the Company and its Subsidiaries sponsors or has sponsored to which the Company or any of its Subsidiaries is or has been in the past three years required to make contributions, including without limitation any pension, profit-sharing, retirement or deferred compensation plan, each other benefit plan, policy, arrangement or practice, whether covering one or more employees, which provides deferred compensation, bonus, stock purchase, stock option, vacation, severance, disability, hospitalization, medical insurance or life insurance payments or benefits and any other material employee benefit plans, agreements, arrangements or understandings maintained for the benefit of the Employees or former employees of any of the Company and its Subsidiaries ("Former Employees") (collectively, together with any related trusts, the "Employee Benefit Plans"). Except as set forth on Schedule 2.13(b), no Employee Benefit Plan constitutes a multi-employer plan (as defined under Section 400(a)(3) of ERISA). Except as set forth on Schedule 2.13(b), all participants in the Employee Benefit Plans are Employees or Former Employees (or their dependents or beneficiaries). The Company has previously delivered or made available to the Purchaser true and complete copies of all documents or instruments establishing or constituting each such Employee Benefit Plan and all summary plan descriptions or other descriptive materials relating thereto distributed by the Company and its Subsidiaries to Employees. Except as set forth on Schedule 2.13(b), all Employee Benefit Plans are currently in compliance with all applicable funding requirements under law. Schedule 2.13(b) also sets forth a list of those Former Employees (or their dependents or beneficiaries) who are receiving continuation coverage under the Company's or any of its Subsidiaries' medical plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the dates upon which those individuals commenced receiving such continuation coverage. Except as set forth on Schedule 2.13(b), none of the Company, its Subsidiaries or the Purchaser will incur any liability under any Employee Benefit Plan or agreement with an Employee solely as a result of the transactions contemplated by this Agreement.

  (c) Except as set forth on Schedule 2.13 (c) hereto, (i) each Employee Benefit Plan which is an "employee pension benefit plan", as defined in
Section 3(2) of ERISA, meets the requirements of Section 401(a) of the Code and any related trust is exempt from U.S. federal income tax under Section 501(a) of the Code and (ii) the Company and its Subsidiaries are in compliance in all material respects with the terms of such Employee Benefit Plans and with the requirements of the Internal Revenue Code of 1986, as amended (the "Code"), and ERISA in respect thereto. None of the Company or its Subsidiaries has any obligation under any Employee Benefit Plan or otherwise to provide post-retirement health benefits (exclusive of obligations under COBRA) with respect to any of the Employees or Former Employees.

  (d) The Employees are not and have not in the past three years been covered by any labor or collective bargaining agreement. No strike, work stoppage, picketing, slowdown, lockout or material labor dispute involving the Company's or its Subsidiaries' operations has occurred during the past three years or, to the Company's knowledge, is threatened. To the Company's knowledge, no attempt at the organization of a union involving the Company or its Subsidiaries has occurred during the past three years or is threatened.

  (e) None of the Company or its Subsidiaries has incurred any material liability under, and has complied in all material respects with, the Worker Adjustment Retraining and Notification Act and the regulations promulgated thereunder and any similar state laws and does not reasonably expect to incur any such liability as a result of actions taken or not taken prior to the date hereof.

  (f) Except as set forth on Schedule 2.13(f) hereto or as disclosed in the SEC Reports, the Company and its Subsidiaries have complied in all material respects with all applicable laws, rules, regulations and executive orders governing the terms and conditions of employment, discriminatory practices with respect to employment, hiring and discharge, the employment of aliens, the payment of minimum wages and overtime, workplace health and safety or otherwise relating to the conduct of employers with respect to employees and potential employees, and except as set forth on Schedule 2.13, there have been no claims made or, to the Company's knowledge, threatened against the Company or its Subsidiaries arising out of, relating to or alleging any material violation of the foregoing.

  2.14 Permits. The Company and its Subsidiaries have all licenses, permits, orders, certificates, authorizations, consents and approvals of all governmental and regulatory authorities and bodies, whether federal, state or local, domestic or foreign, which are necessary for the operation of its business as currently conducted ("Permits"), except for the failure to have such Permits that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Permits are in full force and effect and no suspension or cancellation of any of them is pending or, to the Company's knowledge, threatened.

  2.15 Intellectual Property. Schedule 2.15 hereto sets forth all of the patents, registered copyrights and registered trademarks of the Company and its Subsidiaries, all of which are owned by the Company or its Subsidiaries free and clear of any Liens. None of the Company or its Subsidiaries has infringed upon or unlawfully used, in any material respect, any patent, trademark, service mark, tradename, copyright, or trade secret ("Intellectual Property") owned by another person. None of the Company or its Subsidiaries has received any written notice of any claim of infringement or other material claim relating to any of its Intellectual Property. No shareholder of the Company or its Subsidiaries or member of any such shareholder's family or any entity controlled by them, or any Employee or Former Employee owns or has any proprietary, financial or other material interest, directly or indirectly, in any Intellectual Property which the Company or its Subsidiaries owns, possesses or materially uses in its operations. Schedule 2.15 sets forth all confidentiality or non-disclosure agreements to which either the Company or its Subsidiaries or any of its Employees or Former Employees is a party and which relate to the Company's or its Subsidiaries' business and were executed in the past seven years.

  2.16 No Pending Litigation or Proceedings. Except as set forth on Schedule
2.16 hereto or as disclosed in the SEC Reports, there are no material actions, suits, proceedings (including arbitral proceedings) or investigations pending or, to the Company's knowledge, threatened against the Company or its Subsidiaries or directly relating to or otherwise directly affecting the business, assets or properties of the Company and its Subsidiaries. Except as set forth on Schedule 2.16 or as disclosed in the SEC Reports, there is no outstanding judgment, writ, injunction, decree, award or order of any court or any governmental or regulatory authority or body against or directly affecting the business, assets or properties of the Company and its Subsidiaries.

  2.17 Insurance Coverage. Each of the Company and its Subsidiaries has during the past three years maintained liability, casualty, property loss and other insurance policies with respect to the conduct of its business in such amounts, of such kinds and with such insurance carriers as the Company and its Subsidiaries, as applicable, has deemed appropriate and sufficient for companies of a similar size engaged in similar types of businesses and operations. Schedule 2.17 hereto sets forth a summary description of each such insurance policy, listing for each policy the risks insured against, coverage limits, any deductible amounts, any pending claims thereunder and the term of each such policy. Each such policy is in full force and effect, and no written notice of cancellation has been received with respect to any such policy, nor will the consummation of the transactions contemplated by this Agreement cause the cancellation of, or the right to cancel, any such policy pursuant to the terms of such policy. The Company and its Subsidiaries have filed all notices or reports required under such policies, except such filings the failure of which to make could not reasonably be expected to result in a Material Adverse Effect.

  2.18 Compliance with Laws. Except as set forth on Schedule 2.18 hereto or as disclosed in the SEC Reports, each of the Company's and its Subsidiaries' business and operations are being conducted in compliance with all applicable laws, statutes, rules, regulations, ordinances, codes, orders, franchises and Permits of all governmental entities, including without limitation, those relating to occupational safety and health and equal employment practices, except for such instances of noncompliance that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No notice, citation, summons or order has been assessed and no investigation or review is pending or, to the Company's knowledge, threatened by any governmental or other entity with respect to any alleged material violation by any of the Company and its Subsidiaries of any of the foregoing.

  2.19 Environmental Matters. Except as set forth on Schedule 2.19 hereto or as disclosed in the SEC Reports, and except for such matters that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (a) there are no investigations, inquiries or other proceedings pending or, to the Company's knowledge, threatened with regard to the current or prior conduct of the business and operations of the Company and its Subsidiaries, or relating to (x) any properties owned or previously owned by the Company and its Subsidiaries, (y) any properties at which any of the Company and its Subsidiaries has conducted operations or (z) any sites at which any of the Company and its Subsidiaries has disposed of, or arranged for the disposal of, waste materials, and arising out of or relating to any actual or alleged failure to comply with any requirement of any law, statute, rule, regulation, code or ordinance relating to air or water quality, waste management, hazardous or toxic substances, or the protection of health or the environment ("Environmental Laws"); (b) the Company and its Subsidiaries are in compliance with the requirements of all Environmental Laws in connection with its business, operations and otherwise; and (c) none of the properties or sites referred to in clauses (x), (y) or (z) above is contaminated with any hazardous waste or substance as a result of any act or omission of the Company and any of its Subsidiaries, or, to the Company's knowledge, any agent, servant or bailee of the Company and any of its Subsidiaries, to a degree that poses a risk to health or the environment or could impose a liability on the Company. With regard to compliance with Environmental Laws, the representations and warranties set forth in this Section 2.19 shall supersede the provisions of Section 2.18 hereof.

  2.20 Tax Returns and Taxes.

  (a) The Company and its Subsidiaries have filed all Tax Returns (as hereinafter defined) required to be filed by it. Except with respect to any contested liability for Taxes (as hereinafter defined), as set forth on
Schedule 2.20 hereto, all such Tax Returns were correct and complete in all material respects. All Taxes owed by the Company and any of its Subsidiaries (whether or not shown on any Tax Return) have been paid except for (i) Taxes accrued but not yet payable, (ii) Taxes which are being contested in good faith, and (iii) Taxes, the non-payment of which could not reasonably be expected to result in a Material Adverse Effect. Except as set forth on
Schedule 2.20, none of the Company and its Subsidiaries has received any notice of assessment of additional Taxes that is currently pending. Except as set forth on Schedule 2.20, none of the Company and its Subsidiaries has waived any statute of limitations in respect of Taxes or executed or filed with any Tax authority any agreement or document extending the period of assessment of any Taxes, and the Company and its Subsidiaries are not currently the beneficiary of any extension of time within which to file any Tax Return. Except as set forth on Schedule 2.20, there are no claims, examinations, audits, proceedings or proposed deficiencies for or in respect of Taxes pending or, to the Company's knowledge, threatened against the Company or its Subsidiaries. No claim has been made in writing to the Company or its Subsidiaries in the past three years by an authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no recorded Tax Liens on any of the assets of the Company and its Subsidiaries, nor are there any security interests on any of the assets of the Company and its Subsidiaries that arose in connection with any failure (or alleged failure) of the Company or any of its Subsidiaries to pay any Tax (other than Liens and security interests for Taxes not yet due and payable or for Taxes that the Company (or any of its Subsidiaries, as applicable) is contesting in good faith).

  (b) The Company (and each of its Subsidiaries, as applicable) has withheld and paid all Taxes required by applicable law to have been withheld and paid in connection with amounts paid or owing to any Employee or Former Employee, independent contractor, creditor, stockholder or other third party, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

  (c) Except as set forth on Schedule 2.20, there is no dispute or claim concerning any Tax liability of the Company (or any of its Subsidiaries, as applicable) either (i) claimed or raised by any governmental authority in writing or (ii) as to which the Company or any of its executive officers (or employees principally responsible for Tax matters) has knowledge based upon personal contact with any agent of such authority. Schedule 2.20 lists those federal, state, local, and foreign income Tax Returns filed with respect to the Company (or any of its Subsidiaries, as applicable) that have been audited in the past three years, and indicates those Tax Returns that currently are the subject of audit.

  (d) The Company (or any of its Subsidiaries, as applicable) has not filed a consent under Section 341(f) of the Code concerning collapsible corporations. Except as set forth on Schedule 2.20(f) hereto, the Company (or any of its Subsidiaries, as applicable) has not made any payments, nor is it obligated to make any payments, nor is it a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of
Section 6662 of the Code. The Company (or any of its Subsidiaries, as applicable) is not a party to any Tax allocation or sharing agreement. The Company has not been a member of an Affiliated Group filing a consolidated federal income tax return (other than a group the common parent of which is the Company).

  (e) The Company (or any of its Subsidiaries, as applicable) does not have
(i) income reportable for a period ending after the Closing Date but attributable to a transaction (e.g., an installment sale) occurring in or a change in accounting method made for a period ending on or prior to the Closing Date which resulted in a deferred reporting of income from such transaction or from such change in accounting method (other than a deferred intercompany transaction); or (ii) deferred gain or loss arising out of any deferred intercompany transaction. No "ownership change" (within the meaning of Section 382(g) of the Code) has, to the Company's knowledge, occurred prior to the date hereof which currently limits the Company's ability to utilize any net operating loss carryovers under Section 382 of the Code.

  For purposes of this Agreement, "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, deficiency or addition thereto, whether disputed or not, and "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

  2.21 Outstanding Registration Rights. Except as set forth on Schedule 2.21 hereto or as disclosed in the SEC Reports, the Company has not in the past three years granted (or incurred any obligations or commitments to grant) to any holder or holders of any capital stock (or rights to acquire any capital stock) of the Company (i) any rights to request or demand registration of, or the filing of an offering circular with respect to, outstanding shares of capital stock of the Company under any securities laws or rules, (ii) any rights to include any outstanding shares of capital stock of the Company in any registration or filing effected by the Company pursuant to any securities laws or rules, or (iii) any rights to require the Company to take action under any securities laws or rules in order to permit or otherwise facilitate disposition of any outstanding shares of the Company's capital stock.

  2.22 Certain Beneficial Owners.

  (a) Schedule 2.22(a) hereto sets forth an analysis prepared by the Company's auditors stating the stock ownership of 5-percent shareholders (as such term is defined in Section 382 of the Code) in the Company as of the dates indicated therein. To the Company's knowledge, such Schedule correctly sets forth in all material respects the stock ownership of such shareholders and the changes in such stock ownership as of each fiscal year-end indicated therein.

  (b) Schedule 2.22(b) lists all options, warrants, or other stock rights issued by the Company and outstanding as of the date hereof to any person, whether or not a 5-Percent Shareholder, that have not yet been exercised as of the date hereof, together with the exercise dates, exercise prices, any consideration paid therefor and expiration dates.

  2.23 FDA Compliance. The products manufactured, sold, distributed or supplied by each of the Company and its Subsidiaries, as applicable, are not adulterated or misbranded within the meaning of the United States Federal Food, Drug and Cosmetic Act, as amended ("USFFDCA"), and comply with any monograph or other requirements of the United States Food and Drug Administration ("FDA") applicable to the products or their manufacture, except for instances of noncompliance that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Such products have been and continue to be manufactured in compliance with all applicable statutes, ordinances and regulations, including but not limited to, the USFFDCA and the regulations thereunder, including the current Good Manufacturing Practices which have been adopted by the FDA, except for instances of noncompliance that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Current Good Manufacturing Practice means current good manufacturing practice regulations established in 21 C.F.R. Parts 210 and 211, as amended and in effect from time to time, and other applicable FDA policies relating thereto. Except as set forth on Schedule 2.23 hereto or as disclosed in the SEC Reports, none of the Company and its Subsidiaries has in the past three years received any notice or summons in respect of a material violation or alleged material violation of any statute or regulation from the FDA or other similar authorities.

  2.24 Reliance. The representations, warranties, covenants and agreements of the Company contained herein and in the certificates and schedules required to be delivered in accordance with the terms of this Agreement shall, subject to
Section 11 hereof, survive any investigation made by the Purchaser and are made by the Company with the expectation that the Purchaser is relying thereon in entering this Agreement and the same shall not be deemed waived by any investigation conducted by the Purchaser or its employees, advisors, consultants or representatives, whether before or after the consummation of the transactions contemplated hereby.

  SECTION 3. Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company as follows:

  3.1 Organization. The Purchaser is a corporation duly organized and validly existing and in good standing under the laws of Delaware and is a wholly-owned subsidiary of Merck. The Purchaser has all necessary corporate power and authority to own or lease its properties and to conduct its business as now being conducted.

  3.2 Authorization. The execution, delivery and performance by the Purchaser of this Agreement, the other agreements referred to herein and the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action by the Purchaser and, in the case of the Distribution Agreement and the Services Agreement to which it is a party, by Merck and Genpharm, as the case may be. This Agreement constitutes, and each of the other agreements referred to herein, upon execution and delivery, will constitute, a valid and binding obligation of the Purchaser and, in the case of the Distribution Agreement and the Services Agreement to which it is a party, of Merck and Genpharm, enforceable against the Purchaser, Merck or Genpharm, as the case may be, in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy laws and other similar laws affecting creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

  3.3 Non-contravention. Neither the execution, delivery and performance of this Agreement and the other agreements referred to herein nor the consummation of the transactions contemplated hereby or thereby will violate or be in conflict with any provision of the articles of organization of the Purchaser or, in the case of the

Distribution Agreement and the Services Agreement to which it is a party, of Merck or Genpharm, as the case may be; violate or be in conflict with any material note, bond, lease, mortgage, indenture, license, contract, commitment, franchise, permit, instrument or other material agreement or obligation to which the Purchaser, Merck or Genpharm is a party or by which either of them is bound; violate or be in conflict with any law, judgment, decree, order, regulation or ordinance by which the Purchaser, Merck or Genpharm is bound or affected; or result in the creation or imposition of any Liens in favor of any third party upon any property or assets of the Purchaser, Merck or Genpharm.

  3.4 No Brokers or Finders. No person, firm or corporation has or will have, as a result of any act or omission by the Purchaser, Merck or Genpharm, any right, interest or valid claim against the Company for any commission, fee or other compensation as a finder or broker, or in any similar capacity, in connection with the transactions contemplated by this Agreement.

  3.5 Governmental Authorizations; Third-Party Consents. No approval, consent, authorization or other action by, or notice to or filing with, any governmental authority or any other person or entity, and no lapse of a waiting period, is necessary or required in connection with the execution, delivery or performance by the Purchaser or, in the case of the Distribution Agreement and the Services Agreement to which it is a party, by Merck or Genpharm, as the case may be, of this Agreement, the other agreements referred to herein or the transactions contemplated hereby or thereby, except for such filings or approvals (a) required pursuant to the HSR Act and (b) as may be required (by the FDA or other governmental authorities) to be obtained in connection with the Distribution Agreement.

  3.6 Investment Representations. (a) The Purchaser and its Affiliates (as defined in Rule 405 of the Securities Act of 1933, as amended (the "Securities Act")) are acquiring the Shares and the Options and, upon exercise of the Options, will be acquiring the Option Shares solely for their own accounts and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act. Each of the Purchaser, Merck and Genpharm is an "accredited investor" (as defined in Rule 501(a) of Regulation D promulgated under the Securities Act).

  (b) The Purchaser, on behalf of itself and its Affiliates, understands that
(i)the Shares and the Options have not been registered, and the Option Shares, when issued, will not be registered under the Securities Act or any applicable state securities laws, by reason of their issuance by the Company in a transaction exempt from the registration requirements of the Securities Act and applicable state securities laws and (ii) the Shares, the Options and the Option Shares must be held by the Purchaser (or Merck or Genpharm, as applicable) indefinitely unless a subsequent disposition thereof is registered under the Securities Act and applicable state securities laws or is exempt from such registrations.

  (c) The Purchaser, on behalf of itself and its Affiliates, acknowledges that no representations or warranties have been made or furnished to, or relied on by, the Purchaser or any of its representatives in connection with its purchase of the Shares except as expressly provided herein. The Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the risks and merits of this investment.

  (d) The Purchaser, on behalf of itself and its Affiliates, acknowledges that, following its acquisition of the Shares, the Purchaser will be an Affiliate of the Company and will be subject to all requirements and restrictions applicable to Affiliates under the Securities Act and the Exchange Act (including the rules and regulations promulgated thereunder).

  SECTION 4. Conditions to the Company's Obligation.

  The obligation of the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver (other than in respect of Sections 4.4, 4.6 and 4.8 hereof) by the Company, at or prior to the Closing, of all the following conditions:

  4.1 Representations and Warranties. The representations and warranties of the Purchaser set forth in this Agreement shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date (with the same effect as though such representations and warranties had been made on and as of such Closing Date), and officers of the Purchaser shall have certified to such effect to the Company in writing.

  4.2 Performance of Obligations. The Purchaser shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it on or before the Closing Date, and officers of the Purchaser shall have certified to such effect to the Company in writing.

  4.3 Opinion of Counsel. The Company shall have received from Coudert Brothers, counsel for the Purchaser, an opinion addressed to the Company, dated the Closing Date, in form and substance reasonably satisfactory to the Company, it being understood that Coudert Brothers may rely upon the opinion of Klaus-Peter Brandis, Head of the Legal Department of Merck, for all matters of German law, if applicable.

  4.4 No Litigation or Legislation. No federal, state, local or foreign statute, rule or regulation shall have been enacted after the date hereof, and no litigation, proceeding, governmental inquiry or investigation shall be pending, which prohibits or seeks to prohibit or materially restricts the consummation of the transactions contemplated by this Agreement or the other agreements provided for herein.

  4.5 Clal Sale of Shares. Merck (or its designee) shall have purchased those certain shares of Common Stock beneficially owned by Clal in accordance with the terms of the Clal Stock Purchase Agreement, and all agreements between Clal and the Company relating to or arising out of Clal's acquisitions of Common Stock shall be terminated by the parties thereto and be of no further force and effect.

  4.6 HSR Act. All applicable waiting periods under the HSR Act shall have expired or been terminated with respect to the transactions contemplated by this Agreement.

  4.7 Distribution Agreement in Effect. The Distribution Agreement shall be in full force and effect and there shall exist no facts or circumstances which, with the giving of notice or the passage of time or both, would constitute a material default thereunder by Genpharm.

  4.8 Shareholders' Approval. The Shareholders' Approval of each of the Proposals shall have been obtained and all of the Nominees (as defined in Section 7.3 hereof) shall have been elected.

  4.9 Fairness Opinion. The fairness opinion of Gruntal, the Company's financial advisor, rendered with regard to this Agreement and the other agreements to be entered into in connection herewith and the transactions contemplated hereby and thereby shall have been reconfirmed by Gruntal as of the date of mailing to the Company's shareholders of the definitive proxy statement (the "Proxy Statement") in respect of the Company's meeting of its shareholders to be held in connection with the Proposals (the "Meeting").

  4.10 Purchase Price and Other Closing Deliveries. The Purchaser shall have paid the Purchase Price and delivered, or cause to be delivered, the agreements, instruments and certificates specified in Section 1.3(b) hereof.

  4.11 Consents and Waivers. The Company shall have obtained all material consents and waivers necessary or appropriate for its consummation of the transactions contemplated by this Agreement, as specified in Section 2.8 hereof and Schedule 2.8 hereto, and the other agreements referred to herein after using its reasonable best efforts to obtain them.

  4.12 Services Agreements. Merck and Genpharm shall have duly executed and delivered to the Company the Services Agreements.

  4.13 Purchaser Board Approval. The Board of Directors of Merck shall have approved this Agreement and the transactions contemplated hereby prior to April 3, 1998.

  SECTION 5. Conditions to the Purchaser's Obligation.

  The obligation of the Purchaser to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver (other than in respect of Sections 5.4, 5.5 and 5.9 hereof) by the Purchaser, at or prior to the Closing, of all the following conditions:

  5.1 Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date (with the same effect as though such representations and warranties had been made on and as of such Closing Date), and officers of the Company shall have certified to such effect to the Purchaser in writing.

  5.2 Performance of Obligations. The Company shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it on or before the Closing Date, and officers of the Company shall have certified to such effect to the Purchaser in writing.

  5.3 Opinion of Counsel. The Purchaser shall have received from Hertzog, Calamari & Gleason, counsel for the Company, an opinion addressed to the Purchaser, dated the Closing Date, in form and substance reasonably satisfactory to the Purchaser.

  5.4 No Litigation or Legislation. No federal, state, local or foreign statute, rule or regulation shall have been enacted after the date hereof, and no litigation, proceeding, governmental inquiry or investigation shall be pending, which prohibits or seeks to prohibit or materially restricts the consummation of the transactions contemplated by this Agreement or the other agreements provided for herein, or materially restricts or impairs the ability of the Purchaser to own an equity interest in the Company.

  5.5 HSR Act. All applicable waiting periods under the HSR Act shall have expired or been terminated with respect to the transactions contemplated by this Agreement.

  5.6 Board Resignations. The Purchaser shall have received the resignations of the current members of the Board of Directors of the Company, subject to their re-election in accordance with Section 7.3 hereof.

  5.7 No Material Adverse Effect. Since the date hereof, there shall not have occurred a condition or event constituting a Material Adverse Effect (other than in respect of the matter set forth on Schedule 2.10 hereto).

  5.8 ISRA. The Company shall have delivered to the Purchaser evidence of the Company's having obtained an ISRA Clearance (as defined in Section 7.4 hereof).

  5.9 Shareholders' Approval. The Shareholders' Approval of each of the Proposals shall have been obtained and all of the Nominees shall have been elected.

  5.10 Closing Deliveries. The Company shall have delivered the Shares, the Options and the agreements, instruments and certificates specified in Section 1.3(a) hereof.

  5.11 Distribution Agreement. There shall exist no facts or circumstances which, with the giving of notice or the passage of time or both, would constitute a material default by the Company under the Distribution Agreement.

  5.12 Services Agreements; Options. The Company shall have duly executed and delivered to Merck and Genpharm the Services Agreements and the Options.

  5.13 Board Approval. The Board of Directors of Merck shall have approved this Agreement and the transactions contemplated hereby prior to April 3, 1998.

  5.14 Option Standstill Agreements. At least fifteen (15) days prior to Closing, the Company shall have duly executed and delivered to the Purchaser agreements in writing, in form reasonably satisfactory to the Purchaser, from
(i) the four persons listed on Schedule 5.14(a) hereto that, notwithstanding the terms of any stock option plan or any option heretofore granted, not to exercise or seek to exercise such options until three (3) years and ten (10) U.S. business days from the Closing Date and (ii) substantially all other persons who then hold unexercised options, warrants or other stock rights to purchase Common Stock, other than those persons set forth on Schedule 5.14(b) hereto, not, notwithstanding the terms of any stock option plan or any option theretofore granted, to exercise or seek to exercise such options, warrants or other stock rights, except to the extent indicated on Schedule 5.14(b).

  5.15 Section 7.10 Agreement. The Company shall have delivered the agreement of the Chairman of the Company referred to in Section 7.10 hereof.

  5.16 Clal Share Purchase. The Purchaser shall have purchased, after using its reasonable best efforts to do so, those certain shares of Common Stock beneficially owned by Clal in accordance with the terms of the Clal Stock Purchase Agreement.

  5.17 Consent. The Company shall have obtained the approvals set forth on
Schedule 2.3, Item 1, hereto.

  SECTION 6. Covenants of the Parties.

  The Company and the Purchaser hereby covenant as follows:

  6.1 Hart-Scott-Rodino Notification. As soon as practicable after the execution of this Agreement, the Company and the Purchaser shall each file, or cause to be filed, with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice, pursuant to the HSR Act, the notifications and documentary materials required in connection with the transactions contemplated by this Agreement. Thereafter, the Company and the Purchaser will file any additional information requested as soon as practicable after any receipt of a request for additional information and shall use reasonable best efforts to obtain early termination of the applicable waiting period under the HSR Act. The Company and the Purchaser shall coordinate and cooperate with each other in exchanging such information and providing such reasonable assistance as may be requested in connection with such filings. All filing fees in connection with the HSR Act shall be paid by the Purchaser.

  6.2 Publicity. The Company and the Purchaser shall consult with each other, to the extent reasonably practicable, as to the form and substance of any press releases and other third-party communications or disclosures relating to the negotiation, execution, delivery and consummation of this Agreement, the other agreements referred to herein, and the transactions contemplated hereby or thereby. No party shall be prohibited from issuing or filing any press release or other third-party communication or disclosure which, upon advice of its legal counsel, shall be deemed necessary or appropriate under applicable law or the applicable rules of any stock exchange; provided, however, that such party shall have first consulted with the other party as to the form and content of such disclosure. This covenant shall survive the Closing or any termination of this Agreement.

  6.3 Confidentiality. All information to which access is given or furnished by one party to the other in connection with the negotiation, execution, delivery and consummation of this Agreement, the other agreements referred to herein, and the transactions contemplated hereby or thereby shall be kept confidential by each party and shall be used only in connection with this Agreement, such other agreements and the transactions contemplated hereby and thereby; provided, however, that the foregoing shall not apply to any information that (a) shall be publicly available as of the date hereof, (b) shall become publicly available other than as a result of prohibited disclosure by such party, (c) shall be disclosed to such party by any person or entity that is not known to such party to be subject to any confidentiality restrictions imposed by the other party or (d) shall be required to be disclosed by law, the applicable rules of any stock exchange or by order of any court of competent jurisdiction. Without limiting the foregoing, the Purchaser shall not disclose, and shall use its reasonable best efforts to cause its Affiliates not to disclose, any such confidential information to any person or entity that is not an Affiliate or a director or officer of such Affiliate or any advisor thereto. This covenant shall survive the Closing or any termination of this Agreement.

  6.4 Further Assurances. Upon reasonable request of a party and without further consideration, the other party, whether prior to or after the Closing, shall execute, acknowledge and deliver all such other instruments and documents, and shall take all such other actions for the purpose of effecting and evidencing the consummation of the transactions contemplated by this Agreement and the other agreements referred to herein. Without limiting the generality of the foregoing, the Company shall, and shall cause its Subsidiaries to, from the date hereof until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 13.11 hereof, provide all information and documents reasonably requested by the Purchaser relating to a determination of the Company's status as a United States real property holding corporation, as defined under the Code.

  SECTION 7. Covenants of the Company.

  The Company (and the Purchaser, to the extent expressly provided in this Section 7) hereby covenants as follows:

  7.1 Exchange Act Filings. From and after the date hereof to the Closing Date or the earlier termination of this Agreement pursuant to Section 13.11 hereof, the Company shall use its best efforts to file in a timely manner all reports required to be filed by it with the SEC under the Exchange Act and shall, promptly upon filing, deliver copies of such reports to the Purchaser.

  7.2 Proxy Statement; Meeting; Listing Applications. (a) The Company shall prepare, review with the Purchaser and its counsel, and file with the SEC the Proxy Statement as soon as reasonably practicable after the date hereof. Each party shall furnish all information concerning itself and related persons which is required or customary for inclusion in the Proxy Statement. The Company shall, as soon as reasonably practicable after the date hereof, (i) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of securing the Shareholders' Approval to the Proposals (such meeting is presently contemplated by the parties to be held in June 1998); (ii) distribute to its shareholders the Proxy Statement in accordance with applicable Federal and state laws and with its Certificate of Incorporation and By-Laws; and (iii) recommend (in the Proxy Statement and, if deemed appropriate by the Company, otherwise) to its shareholders approval of the Proposals. Notwithstanding anything to the contrary contained herein, if the Agreement shall be terminated (or is subject to termination) pursuant to Section 13.11 hereof, the Company may postpone, adjourn or cancel the Meeting, withdraw or change its recommendation to its shareholders and/or withdraw or delay distribution of the Proxy Statement.

  (b) The Company shall use its commercial best efforts to have the Shares and the Option Shares listed on The New York Stock Exchange and The Pacific Stock Exchange.

  7.3 Board Representation. (a) Subject to the conditions set forth herein, the Company shall nominate, and the Company and the Purchaser shall use their best efforts to cause the election at the Meeting of, certain persons to be designated by each of the Purchaser and the Company (collectively, the "Nominees"), as provided herein, to serve as directors on the Board of Directors of the Company such that:

    (i) a majority of the members of such Board shall be comprised of the Purchaser's designated representatives; and

    (ii) three of the members of such Board shall be comprised of the Company's designated representatives consisting of Kenneth I. Sawyer ("Sawyer") and two additional representatives designated by the current Board of Directors of the Company (collectively, the "Company Designees").

  Notwithstanding anything to the contrary contained herein, each representative designated by the Purchaser in accordance with Section 7.3(f) hereof shall be nominated for election to serve on the Board of Directors unless such representative shall not be satisfactory to the Company's current Board of Directors for good faith reasons and each Company Designee shall be nominated to serve on the Board of Directors unless such Designee (other than Sawyer) shall not be satisfactory to the Purchaser for good faith reasons. All current members of the Company's Board of Directors not nominated as set forth above shall resign effective upon the Closing. Any current members of such Board nominated as set forth above shall resign effective upon the Closing, subject to their renomination and re-election as set forth herein. All Nominees shall take office if, and only if, the Closing shall occur.

  (b) Any director designated hereunder shall serve subject to the terms of the Company's Certificate of Incorporation and By-laws, each as in effect on the Closing Date, and the provisions of applicable law.

  (c) The Company Designees and the Purchaser shall jointly designate two of the Company's directors to comprise the audit committee of the Company. Each of such directors must qualify as independent, outside directors in accordance with the rules and regulations of The New York Stock Exchange.

  (d) The directors designated by the Purchaser shall serve as Class I and Class III directors of the Company (as allocated by the Purchaser) whose terms shall expire in the years 2000 and 1999, respectively. The Company Designees shall serve as Class II directors of the Company whose terms shall expire in the year 2001. There shall be no Class II directors other than the Company Designees (and their respective successors selected in accordance with Section
8.1 hereof) through May 31, 2001.

  (e) The Company shall include in the Proxy Statement distributed in respect of the Meeting the Proposals and shall recommend its approval of each Proposal (including approval of all Nominees) by the shareholders of the Company. Sawyer and the Purchaser (and its Affiliates) agree to vote any shares of Common Stock which they own or otherwise have the power to vote in favor of each of the Proposals (including approval of all Nominees).

  (f) The Company shall give the Purchaser written notice not less than 10 days prior to the filing with the SEC of the preliminary Proxy Statement in respect of the Meeting to allow the Purchaser to designate its nominees for director for inclusion in such Proxy Statement. The Company shall have no obligation to include such nominees in the Proxy Statement unless the Company receives written notice from the Purchaser setting forth its designated nominees (along with all biographical and other information necessary for inclusion in the Proxy Statement) not later than five days after the Company's notice to the Purchaser.

  7.4 Environmental Matters. For each parcel of real property which is owned, operated, leased or used by the Company and any of its Subsidiaries in the State of New Jersey, the Company shall, and shall cause each of its Subsidiaries to, as applicable, comply with the obligations imposed by the New Jersey Industrial Site Recovery Act and any regulations promulgated thereunder, at or prior to the Closing, by either (a) securing any of the following: (i) a letter of nonapplicability from the New Jersey Department of Environmental Protection ("NJDEP"); (ii) approval by NJDEP of a negative declaration submitted by the Company; (iii) a no further action letter from NJDEP; (iv) a letter of authorization for the transfer of ownership from NJDEP without any material conditions thereto; or (v) approval from NJDEP of a remediation agreement reasonably acceptable to the Purchaser; or (b) filing a De Minimis Quantity Exemption Affidavit with NJDEP (any of the items listed in clauses (a) and (b) above being an "ISRA Clearance").

  7.5 Conduct of Business Prior to Closing. From and after the date hereof to the Closing Date or the earlier termination of this Agreement pursuant to
Section 13.11 hereof, except as set forth on Schedule 7.5 hereto, neither the Company nor its Subsidiaries shall (a) conduct their respective businesses other than in the ordinary course, except as contemplated by this Agreement;
(b) amend its charter or by-laws; (c) sell, lease or otherwise dispose of any material assets or properties owned or used in the operation of their respective businesses, except for the sale of inventory and disposition of obsolete equipment in the ordinary course of business; (d) dissolve, or agree to dissolve, or merge or consolidate with, or agree to merge or consolidate with, or purchase or agree to purchase all or substantially all of the assets of, or otherwise acquire, any other business entity; (e) authorize for issuance, issue or sell any additional shares of its capital stock or any securities or obligations convertible into shares of its capital stock or issue or grant any option, warrant or other right to purchase any shares of its capital stock, except for (i) the granting of options, warrants or rights under the Company's existing stock or other plans (as such are set forth on Schedule
2.13 hereto) and (ii) the issuance or sale of capital stock pursuant to the exercise of any options, warrants, or rights granted prior to the date hereof to any of the Company's employees, directors, independent contractors or other agents and listed on Schedule 2.12 hereto; (f) redeem, buy back, or cancel any shares, securities, options, warrants or other stock rights in the Company; or
(g) other than in the ordinary course of business, enter into any material contract or agreement, or incur any material capital expenditure, which has not been approved by the Purchaser.

  7.6 Options, Warrants or Other Stock Rights. From and after the date hereof to the Closing Date or the earlier termination of this Agreement pursuant to
Section 13.11 hereof, the Company shall issue options and warrants, or other stock rights under the Company's existing stock option or stock purchase plans only if the exercise date is no earlier than three years from the Closing Date and the options, warrants or other stock rights are issued in connection with the performance of services for the Company and qualify as "compensatory options" within the meaning of Treas. Reg. Sec. 1.382-4(d)(8)(iii).

  7.7 Other Agreements. At the Closing, upon satisfaction or permitted waiver of the conditions set forth in Section 4 hereof, the Company shall execute and deliver the agreements, instruments and certificates specified in Section 1.3(a) hereof.

  7.8 Right of First Refusal. (a) Subject to the conditions and other provisions set forth in this Section 7.8 and in Section 8.4 hereof, the Company, for a period of six years following the Closing, shall give the Purchaser written notice (the "Transaction Notice") of the Company's intention to sell equity securities of the Company in any offering not subject to registration under the Securities Act (or, if subject to registration under the Securities Act, in any offering for cash only) specifying the terms and conditions of such offering, including the type and amount of consideration to be received by the Company. Subject to the conditions and other provisions set forth in this Section 7.8 and in Section 8.4 hereof, the Purchaser shall have the right, exercisable by giving written notice to the Company within 30 days after receipt of the Transaction Notice, to purchase all, but not less than all, of the equity securities described in the Transaction Notice on substantially the same terms and conditions as specified in such Transaction Notice. In the event that the Purchaser shall not provide notice of its election to consummate such transaction within such 30-day period, the Company may sell the equity securities to any third party or parties (a "Third-Party Transaction") on substantially the same terms and conditions as specified in the Transaction Notice at any time within 90 days after the expiration of such 30-day period. If the Company shall not consummate a Third-Party Transaction within such 90-day period, the consummation of such Transaction or any other Third-Party Transaction shall again be subject to the Purchaser's rights under this Section 7.8(a).

  (b) The closing of any transaction to be consummated with the Purchaser pursuant to this Section 7.8 shall take place at the offices of the Company or its counsel on a date designated by the Company and reasonably acceptable to the Purchaser not later than 60 days after the Purchaser's receipt of the Transaction Notice.

  7.9 Appointment of COO. As soon as practicable following the Closing, the Board of Directors of the Company shall duly elect a designee of the Purchaser as the President and Chief Operating Officer (COO) of the Company and each of its Subsidiaries.

  7.10 Agreement of the Chairman of the Company. At the Closing, the Company shall deliver a fully executed agreement to the Purchaser reasonably satisfactory to the Purchaser whereby the Chairman of the Company, Kenneth I. Sawyer, shall expressly (i) agree to the appointment referred to in Section
7.9 above; (ii) agree that he shall serve as the Chairman and Chief Executive Officer of the Company and each of its Subsidiaries; and (iii) acknowledge that Section 7.9 hereof and this Section 7.10 hereof do not constitute a breach or a violation by the Employer (as such term is used in the below mentioned Employment Agreement) of the terms of his employment pursuant to the Employment Agreement between the Company and Sawyer, dated as of October 4, 1992, as amended.

  7.11 Rights Agreement. Each of the Company and First City Transfer Company (as successor rights agent) shall, prior to the Closing, execute and deliver an amendment to the Rights Agreement, dated August 6, 1991, as amended (the "Rights Agreement"), exempting from operation under the Rights Agreement the acquisitions of shares of Common Stock pursuant to this Agreement and the Options. Such amendment shall be in full force and effect and constitute a valid and binding agreement of the Company enforceable against the Company in accordance with its terms.

  7.12 U.S. Real Property Holding Corporation. From and after the date hereof to the Closing Date or the earlier termination of this Agreement pursuant to
Section 13.11 hereof, the Company shall (a) use reasonable efforts to avoid making any changes in the composition of its assets which would cause the Company to be classified as a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code and (b) obtain the consent of the Purchaser prior to the acquisition of any United States Real Property Interest (as defined in Section 897 of the Code).

  SECTION 8. Covenants of the Purchaser.

  The Purchaser (and the Company following the Closing, to the extent expressly provided in this Section 8) hereby covenants as follows:

  8.1 Company Designees. For a period of three years following the Closing, the Purchaser shall not cause, and shall use its best efforts not to permit,
(i) the removal, except for cause (as such term is defined and used under New Jersey corporate law), of any of the Company Designees serving as directors of the Company prior to the scheduled expiration of their terms or (ii) the shortening of any of such Designees' terms as directors. In the event that any Company Designee shall resign or cannot otherwise continue to serve as a director, the remaining Company Designee(s) shall designate a replacement therefor and, upon such designation, unless such designee shall not be reasonably satisfactory to the Purchaser, the Company and the Purchaser shall use their reasonable best efforts to cause the appointment and/or election of such designated replacement to the Company's Board of Directors. Such replacement directors shall be deemed to be Company Designees for the purpose of this Agreement.

  8.2 No Modification. For a period of three years following the Closing, the Purchaser shall not cause, and shall use its reasonable best efforts not to permit, the Company to agree to any amendment, modification or waiver of or take any action in respect of this Agreement, the Distribution Agreement or the other agreements referred to herein, including, without limitation, in respect of any agreement or settlement relating to a dispute or claim for indemnification hereunder or thereunder, without the prior written consent of at least a majority of the Company Designees (including any replacements therefor as provided in Section 8.1 hereof).

  8.3 Other Agreements. At the Closing, upon satisfaction or permitted waiver of the conditions set forth in Section 5 hereof, the Purchaser shall pay the Purchase Price and execute and deliver the agreements, instruments and certificates specified in Section 1.3(b) hereof.

  8.4 Related Party Transactions. For a period of three years following the Closing, except as expressly permitted by this Agreement or any other agreements referred to herein, the Purchaser shall not cause or permit the Company or its Subsidiaries existing on the date of the Agreement, directly or indirectly, to engage in or enter into any, or to amend or terminate any then validly existing, transaction, arrangement or agreement with, or to make any distribution or dividend of property or monies to, the Purchaser or any Affiliate or associate (as defined in Rule 405 of the Securities Act ("Associate")) of the Purchaser, without the prior written consent of a majority of the Company Designees (including any replacements therefor as provided in Section 8.1 hereof).

  8.5 Business Combinations. For a period of three years following the Closing, neither the Purchaser nor any of its Affiliates or Associates shall, without the prior written consent of a majority of the Company Designees (including any replacements therefor as provided in Section 8.1 hereof) and the prior receipt from an independent nationally recognized investment bank of a written fairness opinion to the effect that the proposed transaction is fair (from a financial point of view) to all shareholders of the Company, (i) propose that the Company, or cause or permit the Company to, merge, consolidate or enter into any other business combination with or into another entity (including, without limitation, any "short-form" merger), (ii) propose that the Company, or cause or permit the Company to, sell, lease, pledge or otherwise dispose of all or any material portion of the assets of the Company,
(iii) propose or make, or cause or permit the Company to propose or make, any exchange offer or tender offer for, or repurchase of, any securities of the Company or (iv) propose that the Company, or cause or permit the Company to, recapitalize, liquidate, dissolve or, to the extent it would cause the Company not to be publicly-held, reorganize.

  8.6 Executive Committee. For a period of three years following the Closing, the Purchaser shall cause the Company to, and the Company shall, constitute and maintain an executive committee of the Company's Board of Directors to manage the fundamental matters concerning the Company in the intervals between Board meetings, and each shall use its reasonable best efforts to cause Sawyer (or his designee who shall be a member of the Company's Board of Directors) to be, and remain for such period, a duly appointed, full member of such committee.

  SECTION 9. Transfer of Securities. The Purchaser, for itself and each of its Affiliates, agrees as follows:

  9.1 Transfer Restrictions. The Purchaser and its Affiliates shall not transfer any of the Shares or the Option Shares unless such transfer shall be in full compliance with all applicable provisions of the Securities Act and all applicable provisions of state securities laws.

  9.2 Legends. Each certificate for the Shares and the Option Shares shall be endorsed with the following legend:

    "THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT THE TRANSFER IS EXEMPT FROM REGISTRATION UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS."

  SECTION 10. Exchanges; Lost, Stolen or Mutilated Certificates. Upon surrender by the Purchaser (or Merck or Genpharm, as applicable) to the Company of any certificates representing the Shares or the Option Shares, the Company, at its expense, shall issue in exchange therefor, and deliver to the Purchaser (or Merck or Genpharm, as applicable), a new certificate or certificates representing such Shares or Option Shares, in such denominations as may be requested in writing by the Purchaser (or Merck or Genpharm, as applicable). Every surrendered certificate representing the Shares or the Option Shares shall be duly endorsed or be accompanied by a written instrument of the Purchaser's (or Merck's or Genpharm's, as applicable) attorney duly authorized in writing. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any certificate representing any Shares or Option Shares, and in case of any such loss, theft or destruction, upon delivery of an indemnity agreement satisfactory to the Company, or in case of any such mutilation, upon surrender and cancellation of such certificate, the Company shall issue and deliver to the Purchaser (or Merck or Genpharm, as applicable) a new certificate for such Shares or Option Shares of like tenor and in the same amount and name in lieu of such lost, stolen or mutilated certificate.

  SECTION 11. Survival of Representations, Warranties and Agreements. The representations and warranties (including the Schedules hereto) of the parties contained herein and the agreements and covenants contained in Section 7 hereof (excluding Sections 7.3, 7.8 and 7.9 hereof) shall survive the date hereof for a period of 12 months following the Closing Date (the "Survival Period"); provided, that (i) a party shall not be liable to the other party hereto for any claim for indemnification under Section 12 hereof in respect of a breach of a representation or warranty unless written notice thereof describing such claim with reasonable specificity shall be delivered to the Indemnitor (as defined in Section 12.1 hereof) prior to the expiration of the Survival Period and (ii) the representations and warranties relating to Taxes contained in Section 2.20 hereof shall survive until the expiration of the appropriate statute of limitation.

  SECTION 12. Indemnification.

  12.1 Indemnitors; Indemnified Persons. For purposes of this Section 12, each party which, pursuant to this Section 12, agrees to indemnify any other person or entity shall be referred to as the "Indemnitor" with respect to such person or entity, and each such person or entity who is indemnified shall be referred to as the "Indemnified Person" with respect to such Indemnitor.

  12.2 Company Indemnity. The Company hereby agrees to indemnify and hold harmless each of the Purchaser and it Affiliates, and its directors, officers, employees, agents and controlling persons (within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act), from and against any and all claims, liabilities, losses, damages and expenses (including, without limitation, reasonable attorneys' fees and disbursements) asserted against or incurred by any such Indemnified Person which are caused by or are related to or arise out of (a) subject to Section 11 hereof, the Company's material breach of any of its representations, warranties, covenants or agreements contained in this Agreement, (b) any untrue statement or alleged untrue statement of a material fact contained in the Proxy Statement or the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading (a "Violation") or (c)
(i) any material violation by the Company or any Subsidiary thereof of any Environmental Laws, or the disposal, discharge or release of solid wastes, pollutants or hazardous substances, whether in compliance with Environmental Laws or not, other than in respect of those matters set forth on Schedule 12.2 hereto, (ii) the ownership, operation or use of any landfill, wastewater treatment plant, air pollution control equipment, storage lagoon or other waste management or pollution control facility, whether in compliance with Environmental Laws or not, other than in respect of those matters set forth on
Schedule 12.2 hereto, or (iii) exposure of any person to any chemical substances, noises or vibrations generated by the Company, any of its Subsidiaries, or any of their respective predecessors, whether in compliance with Environmental Laws or not, other than in respect of those matters set forth on Schedule 12.2 hereto; provided, however, that no indemnification shall be provided hereunder for any decrease in the market price of the shares of Common Stock purchased or owned by the Purchaser or any of its Affiliates; and provided, further, that no indemnification shall be provided hereunder with respect to the preceding clause 12.2(b) to the extent an untrue or alleged untrue statement or omission or alleged omission was made by the Company in reliance upon and in conformity with information furnished by or on behalf of the Purchaser for use in the Proxy Statement. The Company shall reimburse any such Indemnified Person for all costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements and costs of investigation) incurred in connection with preparing for, bringing or defending any action, claim, investigation, suit or other proceeding, whether or not in connection with pending or threatened litigation, which shall be caused by or related to or arise out of the foregoing, whether or not such Indemnified Person shall be named as a party thereto.

  12.3 Purchaser Indemnity. The Purchaser hereby agrees to indemnify and hold harmless each of the Company, and its directors, officers, employees and agents, from and against any and all claims, liabilities, losses, damages and expenses (including, without limitation, reasonable attorneys' fees and disbursements and costs of investigation) asserted against or incurred by any such Indemnified Person which are caused by or are related to or arise out of
(a) subject to Section 11 hereof, the Purchaser's material breach of any representation, warranty, covenant or agreement of the Purchaser contained in this Agreement or (b) a Violation to the extent that such Violation shall occur in respect of information furnished to the Company by or on behalf of the Purchaser for use in the Proxy Statement. The Purchaser shall reimburse any such Indemnified Person for all costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements and costs of investigation) incurred in connection with preparing for, bringing or defending any action, claim, investigation, suit or other proceeding, whether or not in connection with pending or threatened litigation, which shall be caused by or related to or arise out of the foregoing, whether or not such Indemnified Person shall be named as a party thereto.

  12.4 Defense. Promptly after receipt by an Indemnified Person of notice of any claim or demand or the commencement of any suit, action or proceeding by any third party with respect to which indemnification may be sought hereunder, such Indemnified Person shall notify in writing the Indemnitor of such claim or demand or the commencement of such suit, action or proceeding, but failure so to notify the Indemnitor shall not relieve the Indemnitor from any liability which the Indemnitor may have hereunder or otherwise, unless the Indemnitor shall be actually prejudiced by such failure. If the Indemnitor shall so elect, the Indemnitor shall assume the defense of such claim, demand, action, suit or proceeding, including the employment of counsel reasonably satisfactory to such Indemnified Person, and shall pay the fees and disbursements of such counsel. In the event, however, that such Indemnified Person shall reasonably determine that having common counsel would present such counsel with a conflict of interest or alternative defenses shall be available to an Indemnified Person or if the Indemnitor shall fail to assume the defense of the claim, demand, action, suit or proceeding in a timely manner, then such Indemnified Person may employ separate counsel to represent or defend such Person against any such claim, demand, action, suit or proceeding and the Indemnitor shall pay the reasonable fees and disbursements of such counsel; provided, however, that the Indemnitor shall not be required to pay the fees and disbursements of more than one separate counsel for all Indemnified Persons in any jurisdiction in any single action, suit or proceeding. For any claim, demand, action, suit or proceeding the defense of which the Indemnitor shall assume, the Indemnified Person shall have the right to participate therein and to retain its own counsel at such Indemnified Person's own expense (except as otherwise specifically provided in this Section 12.4), so long as such participation does not interfere with the Indemnitor's control of such claim, demand, action, suit or proceeding. The Indemnitor shall not, without the prior written consent of the Indemnified Person, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder unless such settlement, compromise or consent shall include an unconditional release of such Indemnified Person from all liability arising out of such claim, demand, action, suit or proceeding and would not prohibit, restrict or impair the Indemnified Person from engaging in any business.

  12.5 Purchaser Claims. If there shall be any claim for indemnification by the Purchaser under this Section 12 or under the Distribution Agreement, all determinations by the Company relating thereto, including, without limitation, the choice and engagement of counsel, the defense and/or prosecution of any action and the terms and conditions of any settlement or compromise thereof, shall be made solely by the Company Designees (by majority vote thereof).

  12.6 Exclusive Remedy. The parties hereto agree that the sole and exclusive remedy and recourse with respect to any and all claims, suits, actions, demands, liabilities, losses, expenses and damages relating to or arising out of the subject matter of this Agreement (excluding the Distribution Agreement and the Services Agreements) shall be pursuant, and subject, to the indemnification provisions set forth in this Section 12, subject to the provisions of Section 13.11 hereof and except for the remedy of injunctive relief set forth in Section 13.12 hereof.

  SECTION 13. Miscellaneous.

  13.1 Expenses. The parties shall bear their own respective expenses (including, but not limited to, all fees and expenses of counsel, financial advisers and independent accountants) incurred in connection with the preparation, negotiation and execution of this Agreement and the other agreements referred to herein and the consummation of the transactions contemplated hereby and thereby. To the extent that a Company Designee shall be required to make any determination or take any action hereunder (including, without limitation, with respect to indemnification under Section 12 hereof or reviewing the compliance of the Purchaser with its covenants and agreements contained herein) in his/her capacity as a Company Designee, the Purchaser shall cause the Company to, and the Company shall, promptly reimburse and/or pay any reasonable out-of-pocket expenses incurred by the Company Designee in acting in such capacity. The Company Designees are intended third-party beneficiaries of this provision.

  13.2 Assignment; Binding Effect. All terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party hereto without the prior written consent of the other party; provided, that the Purchaser shall have the right to designate an Affiliate of the Purchaser to purchase and take delivery of the Shares at the Closing pursuant to Section 1.1 hereof. The obligations and agreements of the Purchaser hereunder shall succeed to and bind any purchaser or transferee, whether or not such purchaser or transferee shall be an Affiliate of the Purchaser, of the Shares and/or the Option Shares, but shall also remain binding on the Purchaser if the transferee is an Affiliate thereof. Notwithstanding the foregoing, the Options shall be at all times nontransferable and nonassignable by the Purchaser or Genpharm.

  13.3 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the other agreements referred to herein or delivered pursuant hereto contain the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior arrangements or understandings, written or oral, with respect thereto, including, without limitation, the Confidentiality Agreement, dated December 16, 1997, by and between the parties. The parties hereto agree that the only representations and warranties made in connection with the transactions contemplated hereby and thereby are those expressly made in writing in this Agreement. The Purchaser expressly disclaims reliance upon any representations or warranties other than those expressly made in writing by the Company in this Agreement. The Purchaser acknowledges and agrees that it is sophisticated in matters concerning the subject matter of this Agreement and the business of the Company, that the Purchaser and the Company have an ordinary business relationship of seller-purchaser and that no special relationship of trust exists between the Purchaser and the Company which could give rise to a special duty of care.

  13.4 Notices. All notices hereunder shall be in writing and shall be given:
(a) if to the Company, at One Ram Ridge Road, Spring Valley, New York 10977 (attention: Kenneth I. Sawyer, President), fax number: (914) 425-5097, or such other address or fax number as the Company shall have designated in writing to the Purchaser in accordance with this Section 13.4, with a copy to Hertzog, Calamari & Gleason, 100 Park Avenue, New York, New York 10017 (attention:
Stephen Ollendorff, Esq. and Stephen R. Connoni, Esq.), fax number: (212) 213-1199, or (b) if to the Purchaser, at c/o Merck KGaA, Frankfurter Strasse 250, 64271 Darmstadt Germany (attention: Dr. Rudi Neirinckx), fax number 011 49 6151 72 3435, or such other address or fax number as the Purchaser shall have designated in writing to the Company in accordance with this Section 13.4, with a copy to Coudert Brothers, 1114 Avenue of the Americas, New York, New York 10036-7703 (attention: Edwin S. Matthews, Jr., Esq.), fax number: (212) 626-4120. Any notice shall be deemed to have been given if personally delivered or sent by express commercial courier or delivery service or by telegram, telefax, telex or facsimile transmission. Any notice given in any other manner shall be deemed given when actually received.

  13.5 Amendments; Waiver. Prior to the Closing, this Agreement may not be amended or, subject to Section 13.11 hereof, terminated, and no provision hereof may be waived, except pursuant to a written instrument executed by the Company and the Purchaser. For a period of three years following the Closing, neither this Agreement nor the Distribution Agreement may be amended, and no provision hereof or thereof may be waived, without the prior written consent of at least a majority of the Company Designees (on behalf of the Company) and except pursuant to a written instrument executed by both parties.

  13.6 Counterparts. This Agreement may be executed in counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

  13.7 Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement. As used herein, the phrase "to the Company's knowledge" shall mean the actual knowledge of any of the executive officers of the Company only.

  13.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed wholly therein.

  13.9 Severability. If any term or provision hereof shall be invalid or unenforceable, (i) the remaining terms and provisions hereof shall be unimpaired, (ii) any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such term or provision in any other jurisdiction and (iii) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision as determined by a court to be valid and enforceable and to express, to the fullest extent legally permissible, the intention of the parties with respect to the invalid or unenforceable term or provision.

  13.10 Consent to Jurisdiction. In connection with any dispute which may arise under this Agreement or under any other agreement referred to herein (except for the Distribution Agreement), each of the parties hereby irrevocably submits to, consents to, and waives any objection to the exclusive jurisdiction of the courts of the State of New York located in the County of New York and of the United States District Court for the Southern District of New York, and waives any objection to the laying of venue in such courts. Each such party admits that any such dispute may be resolved at least as conveniently in such a court as in any other court, and shall not seek dismissal or a change of venue on the ground that resolution of such a dispute in any such court shall not be convenient or in the interests of justice. The Purchaser hereby appoints Coudert Brothers as its agent upon whom service of process may be made with the same force and effect as if such service shall have been made personally upon the Purchaser. The Company hereby appoints Hertzog, Calamari & Gleason as its agent upon whom service of process may be made with the same force and effect as if such service shall have been made personally upon the Company.

  13.11 Termination.

  (a) This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing: (i) by the mutual written consent of the Purchaser and the Company, (ii) by either party to this Agreement, if the Shareholders' Approval shall not have been obtained with respect to each of the Proposals at the Meeting, including any adjournments thereof, (iii) by either party to this Agreement, if there shall have been a material breach of a representation or warranty contained in this Agreement by the other party, or a material breach by the other party of any covenant or agreement set forth herein and such breach shall not have been cured within ten (10) days following the occurrence thereof, and such shall not have been waived by the other party hereto, (iv) by either party to this Agreement, if the Closing shall not have occurred by July 15, 1998 or (v) by the Company, if the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that failure to terminate this Agreement would create a substantial risk of liability for breach of its fiduciary duties to the Company's shareholders under applicable law.

  Upon any such termination, all further obligations of the parties shall become null and void and no party shall have any liability to the other party, except that the obligations of the parties hereto pursuant to Sections 6.2,
6.3 and 13, including Section 13.11(b), hereof shall survive such termination indefinitely.

  (b) Notwithstanding anything to the contrary contained herein, if this Agreement (i) is terminated by either party pursuant to Section 13.11(a) (iii) hereof, then the breaching party shall promptly pay to the non-breaching party in cash an amount equal to $750,000, or (ii) is terminated by the Company pursuant to Section 13.11(a) (v) hereof, then the Company shall promptly pay to the Purchaser in cash an amount equal to $1,000,000. The parties acknowledge and agree that the provisions of this Section 13.11(b) provide for liquidated damages (and not a penalty) and shall be the sole and exclusive remedy and recourse of the parties hereto in respect of a termination of this Agreement pursuant to Sections 13.11(a)(iii) or (v) hereof.

  13.12 Injunctive Relief.

  (a) The Purchaser hereby acknowledges and agrees that a breach by it of its covenants or agreements hereunder will cause irreparable harm to the Company. Accordingly, the Purchaser acknowledges and agrees that a remedy at law for a breach of its obligations hereunder (including, but not limited to, its obligations under Sections 6.3, 7.3 and 8 hereof) will be inadequate and agrees, in the event of a breach or threatened breach by the Purchaser of the provisions of this Agreement (including, but not limited to, its obligations pursuant to

Sections 6.3, 7.3 and 8 hereof), that the Company and, in the case of Sections 7.3, 8.1, 8.5 and 8.6 hereof, the shareholders of the Company (other than the Purchaser) and the Company Designees, shall be entitled, in addition to all other available remedies, to an injunction restraining any actual or threatened breach and/or the remedy of specific performance.

  (b) The Company hereby acknowledges and agrees that a breach by it of its covenants or agreements hereunder will cause irreparable harm to the Purchaser. Accordingly, the Company acknowledges and agrees that a remedy at law for a breach of its obligations hereunder (including, but not limited to, its obligations under Sections 6.3 and 7 hereof) will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Agreement (including, but not limited to, its obligations pursuant to Sections 6.3, 7.3 and 7.8 hereof), that the Purchaser shall be entitled, in addition to all other available remedies, to an injunction restraining any actual or threatened breach and/or the remedy of specific performance.

  IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed as of the date first written above.

                                          Pharmaceutical Resources, Inc.

                                          By: Kenneth I. Sawyer
                                              ---------------------------------
                                              Name: Kenneth I. Sawyer
                                              Title: President

                                          LIPHA Americas, Inc.

                                          By: Rudi Neirinckx
                                              ---------------------------------
                                              Name: Rudi Neirinckx
                                              Title: Head, New Business
                                                  Merck KGaA

                                                                       EXHIBIT B
-------------------------
717 FIFTH AVENUE
13TH FLOOR
NEW YORK, NY 10022
TELEPHONE (212) 872-3900                                GRUNTAL
                                                         CAPITAL MARKETS


-------------------------

OVER A CENTURY OF SERVICE
TO INVESTORS

-------------------------

                                                                  March 25, 1998

Board of Directors
Pharmaceutical Resources, Inc.
One Ram Ridge Road
Spring Valley, NY 10977

Dear Sirs:

  We understand that Pharmaceutical Resources, Inc. ("PAR" or the "Company") and Lipha Americas, Inc., an affiliate of Merck KGaA (the "Purchaser"), have entered into a Stock Purchase Agreement (the "Agreement"), pursuant to which the Purchaser will purchase at closing 10,400,000 shares of common stock of the Company (the "Common Stock") to be so1d by the Company at a per share purchase price of $2.00 (the "Transaction"). We understand that, in connection with the Agreement, among other things, (i) Merck KGaA and Clal Pharmaceutical Industries Ltd. ("Clal") will enter into a stock purchase agreement pursuant to which Merck KGaA will purchase or have the right to purchase from Clal all shares of Common Stock beneficially owned by Clal, the consummation of the purchase of common shares of Common Stock pursuant to which transaction is expected to occur at or about the time of the consummation of the Transaction contemplated by the Agreement; (ii) concurrently with the execution of this Agreement, the Company and an affiliate of Merck KGaA are entering into a distribution agreement pursuant to which the Company shall distribute certain products of the Purchaser; (iii) concurrently with closing of the Transaction contemplated by the Agreement, the Company and Merck KGaA and an affiliate of Merck KGaA will enter into a service agreements, pursuant to which such companies shall render certain services to the Company and (iv) in connection with such service agreements the Company will execute and deliver to Purchaser a five-year options to acquire an aggregate of 1,171,040 additional shares of Common Stock. The terms and conditions of the Transaction are set forth in more detail in the Agreement.

  You have requested our opinion as to the fairness to the shareholders of PAR from a financial point of view of the terms of the Transaction.

  In arriving at our opinion, we have reviewed the Agreement and certain publicly available business and financial information relating to PAR. We have also reviewed certain other information, including financial forecasts and related information, provided to us by PAR and we have met with PAR's management to discuss the business and prospects of PAR. We have also considered certain financial and stock market data of PAR, and we have compared that data with similar data for other publicly held companies in businesses similar to those of PAR, and we have considered the financial terms of certain other business combinations and other transactions which have been effected or currently pending which we have deemed relevant. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deem relevant.

                                                               GRUNTAL
                                                                 CAPITAL MARKETS


  In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on it being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of PAR's management as to the future financial performance of PAR. In addition, we have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of PAR, nor have we been furnished with any such evaluations or appraisals. We have discussed with counsel to PAR, and relied upon their description of, all legal matters with respect to the Transaction.

  Our opinion is necessarily based upon financial, economic, market and other conditions as they exist on, and the information made available to us as of, the date hereof. We have not been requested to opine upon, and our opinion does not in any manner address, PAR's underlying business decision to proceed with the Transaction. We will receive a fee in connection with the rendering of this opinion. In addition, PAR has agreed to indemnify us for certain liabilities arising out of our engagement in the rendering of this opinion.

  As part of our investment banking services, we are regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

  In the ordinary course of our business, we and our affiliates may actively trade the equity securities of PAR for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. As you are aware, we also regularly publish research reports regarding the businesses and securities of publicly-owned companies in the generic drug industry, including PAR.

  It is understood that this letter is for information of the Board of Directors of PAR in connection with its consideration of the Transaction. Our opinion does not constitute a recommendation to any member of the Board of Directors or any shareholder as to how such member or shareholder should vote on the proposed Transaction and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for other purposes, without our prior written consent. We understand that this opinion will be filed with the Securities and Exchange Commission and distributed to PAR's shareholders as part of the Proxy Statement related to the proposed Transaction. We hereby consent to the foregoing use of the opinion.

  Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the terms of the Transaction are fair, from a financial point of view, to the shareholders of PAR.

                                         Respectfully submitted,

                                         Gruntal & Co., L.L.C.

                                         By: /s/ Gruntal & Co., L.L.C.

--------------------------
717 FIFTH AVENUE
13TH FLOOR
NEW YORK, NY 10022
TELEPHONE (212) 872-3900
                                                        GRUNTAL
                                                         CAPITAL MARKETS


--------------------------

OVER A CENTURY OF SERVICE
TO INVESTORS

--------------------------

                                                                    May 5, 1998

Board of Directors
Pharmaceutical Resources, Inc.
One Ram Ridge Road
Spring Valley, NY 10977

Members of the Board:

  Reference is made to our opinion letter, dated March 25, 1998, to the Board of Directors of Pharmaceutical Resources, Inc. ("PAR") with respect to the transaction involving PAR and Lipha Americas, Inc., an affiliate of Merck KGaA. You have requested and we hereby confirm that nothing has come to our attention as of the date hereof which would cause us to change in any material respect the form or content of such opinion letter. The nature of the scope of our analyses subsequent to March 25, 1998 has been more limited than that conducted in support of our opinion letter dated March 25, 1998.

                                          Very truly yours,

                                          By: /s/ Gruntal & Co., L.L.C.

                                              Gruntal & Co., L.L.C.

                         PHARMACEUTICAL RESOURCES, INC.
              PROXY FOR ANNUAL MEETING TO BE HELD ON JUNE 26, 1998
       THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Know All Men By These Presents: That the undersigned shareholder(s) of Pharmaceutical Resources, Inc., a New Jersey corporation (the "Company"), hereby constitute(s) and appoint(s) Kenneth I. Sawyer and Dennis J. O'Connor with full power of substitution in each, as the agents, attorneys and proxies of the undersigned, for and in the name, place and stead of the undersigned, to vote at the Annual Meeting of Shareholders of the Company to be held at the Holiday Inn, Suffern, Three Executive Boulevard, Suffern, New York, on June 26, 1998, at 10:00 a.m. (local time) and any adjournment(s) thereof, all of the shares of stock which the undersigned would be entitled to vote if then personally present at such meeting in the manner specified and on any other business as may properly come before the meeting. The undersigned directs my (our) proxies to vote for me (us) as specified by a cross (X) in the appropriate spaces, upon the following proposals:

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN ON THE REVERSE SIDE. IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR EACH OF THE FOLLOWING PROPOSALS AND, AT THE PROXIES' DISCRETION, UPON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT(S) THEREOF.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

X  Please mark your votes as in this example

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted (i) FOR the election of all listed nominees for director, (ii) FOR the sale of 10,400,000 shares of Common Stock to Lipha Americas, Inc. and the grant and issuance of options to purchase an aggregate of 1,171,040 shares of Common Stock to Merck KGaA and Genpharm Inc., (iii) FOR the approval of an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock, (iv) FOR the approval and adoption of the 1997 Directors Stock Option Plan, and (v) at the discretion of the proxy holders, in respect of such other business as may properly come before the meeting and at any adjournment(s) thereof.

                                         WITHHOLD AUTHORITY
                              FOR        TO VOTE FOR ALL
                              ALL        NOMINEES LISTED
1. Election of Directors.    [   ]            [   ]

(INSTRUCTIONS: To withhold authority to vote for any individual nominee or nominees, write each nominee's name in the space below.)

Nominees:
Class I:    Anthony S. Tabatznik and J. Neil Tabatznik
Class II:   Kenneth I. Sawyer, Mark Auerbach and Stephen A. Ollendorff
Class III:  Bernhard Scheuble and Klaus H. Jander

                                                FOR   AGAINST   WITHHELD
2.   Approved of Stock Sale to Lipha
     Americas, Inc. and Grant and
     Issuance of Options to Merck
     KGaA and Genpharm Inc.                     [  ]    [  ]     [   ]

3.   Approval of Increase in Authorized
     Number of Shares of Common
     Stock                                      [  ]    [  ]     [   ]

4.   Approval and Adoption of the
     1997 Directors Stock Option Plan           [  ]    [  ]     [   ]

5. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting and any adjournment(s) thereof, and as set forth in Rule 14a-4(c) of the Securities Exchange Act of 1934, as amended.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY TO ALLOW ADEQUATE TIME FOR MAILING AND PROCESSING PRIOR TO THE MEETING TO BE HELD ON JUNE 26, 1998.

SIGNATURE ____________________________________   DATE:__________________________

SIGNATURE IF HELD JOINTLY ____________________   DATE:__________________________

PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY THE PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AN AUTHORIZED PERSON.